Exhibit 10.32

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

SELECT ENERGY, INC.

and

AMERADA HESS CORPORATION

Dated as of May 1, 2006

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) dated as of May 1, 2006 (the “Agreement Date”), is by and between Select Energy, Inc., a Connecticut corporation (“Seller”), and Amerada Hess Corporation (or such other name as it may be known by following the date hereof), a Delaware corporation (“Buyer,” together with Seller, the “Parties,” and each separately being a “Party”).

RECITALS:

WHEREAS, Seller currently conducts the business of supplying retail electricity and natural gas products and related services to commercial, industrial and institutional customers in the New England, New York and Mid-Atlantic regions of the United States through its own operations and the operations of Select Energy New York, Inc. (“SENY”), a Delaware corporation and wholly-owned subsidiary of Seller (the “Retail Business”);

WHEREAS, Seller desires to sell and Buyer desires to purchase the Retail Business subject to the assumption of certain of the liabilities of Seller, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller desires to engage Buyer to administer the Administered Contracts (as defined below) and Buyer desires to accept such obligation, all upon the terms and subject to the conditions set forth in this Agreement and in the Administration Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1

Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below.  All references to articles, sections, subsections, exhibits and schedules herein shall be to those articles, sections, subsections, exhibits and schedules of this Agreement, unless otherwise specified.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Records” has the meaning set forth in Section 6.5.

“Administered Contract(s)” has the meaning set forth in Section 2.3(a).

“Administration Agreement” has the meaning set forth in Section 2.3(b).

“AE/CC Commissions” means commissions paid to Seller’s regional account executives and channel coordinators with respect to Contracts and pursuant to the Commission Plan.

“Affiliate” of a Person means a Person directly or indirectly controlled by, controlling or under common control with the other Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the introductory paragraph hereto, together with the Schedules and Exhibits, as the same may be amended from time to time.

“Agreement Date” has the meaning set forth in the introductory paragraph hereto.

“Allocations” has the meaning set forth in Section 6.3(m).

“Alternative Credit Support” has the meaning set forth in Section 2.2(d).

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Seller Guaranty and the certificates of Buyer and Seller to be delivered at Closing.

“Applicable Law” means any statute, law, rule, or regulation, or judicial or administrative interpretation thereof, any judgment, decision, order, consent order, stipulated agreement, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or property is subject.

“Assignment and Assumption Agreement” mean an assignment and assumption agreement in the form of Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Attribute Law Requirements” has the meaning set forth in Section 6.20.

“Attribute Laws” means those Applicable Laws in effect from time to time requiring (a) the disclosure of the fuel source, emissions and/or other attributes of the generation used in providing electric service to retail customers, (b) the inclusion of specified amounts of generation with particular attributes in the generation used in providing electric service to retail customers, and/or (c) that generation falling within specified emission limits be used to serve retail customers.

“Back-to-Back Agreement” means the agreement provided for in Section 2.4, the form of which, if entered into by the Parties as contemplated in this Agreement, will be negotiated in good faith by the Parties as provided herein.

“Backed Transactions” has the meaning set forth in Section 2.4(a).

“Bankrupt” means the condition of being subject to voluntary or involuntary bankruptcy, insolvency, receivership, conservatorship or like proceedings (including the takeover of a party by an applicable regulatory agency) pursuant to Applicable Law.

“Base Annualized Volume” means the total volume for a twelve (12) month period, generally calendar year 2005, or the most recent such period on the Schedule Updates, or the best estimate therefor agreed by the Parties, for each of the retail service Customers of Seller and SENY as of March 6, 2006.

“Billing and Marketing Representative Agreements” means contracts with Persons representing either Seller or SENY or Counterparties in brokering agreements for Power or Gas, and pursuant to which such Persons are paid a specified fee in accordance with the terms of such contracts as a result of a completed transaction.

“Bill of Sale” means a bill of sale in the form of Exhibit B.

“Broker Fees” means fees payable to brokers, marketing representatives, aggregators and other similar Persons under the Contracts.

“Business Day” means any calendar day, excluding Saturdays and Sundays and any other days on which banks in Hartford, Connecticut are permitted or required to close.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer’s Closing Conditions” has the meaning set forth in Section 7.2.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buy Out Amount” has the meaning set forth in Section 6.24.

“Buyer Regulatory Approvals” means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof by Buyer set forth on Schedule 1.1(o).

“Cancels/Rebills” means any adjustment, true-up and/or other settlement issued by any LDC, Pipeline Administrator, System Operator and/or Counterparty.

“Closing” has the meaning set forth in Section 5.1.

“Closing Conditions” means, collectively, the Seller’s Closing Conditions and Buyer’s Closing Conditions, as defined in Sections 7.1 and 7.2, respectively.

“Closing Date” has the meaning set forth in Section 5.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” mean efforts which are reasonably within the contemplation of the Parties at the Agreement Date and which do not require the performing Party to expend any funds other than expenditures that are customary and reasonable in nature and amount in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder or otherwise assist in the consummation of the transactions contemplated by this Agreement.

“Commission Plan” means collectively the Seller’s 2003, 2004 and 2005 Retail Sales Commission Plan for Regional Account Executives and Channel Coordinators, copies of which Buyer acknowledges it has received from Seller.

“Competitive Business” has the meaning set forth in Section 6.24.

“Confidentiality Agreement” means the confidentiality agreement by and among Buyer, Seller and SENY dated November 22, 2005.

“Consent to Assignment and Release” means the assignment of a Contract to Buyer and the release of Seller and its Affiliates from all Liabilities related thereto, in a form or forms mutually acceptable to Seller and Buyer.

“Contracts” means the Select Contracts and SENY Contracts, collectively.

“Counterparty” means a party, other than Seller or its Affiliates, to a Contract.

“Credit Rating” has the meaning set forth in Section 2.2(d).

“Customer” means the Counterparty to a Contract for the retail sale of Power or Gas.

“Damages” means suits, actions, legal or administrative proceedings, arbitrations, claims, payments, charges, judgments, assessments, Liabilities, obligations, orders, damages, Taxes, penalties, losses, fees, fines, alternative compliance payments or costs and expenses, paid or incurred by a Person seeking recovery hereunder, including any legal, consulting or other expenses reasonably incurred in connection therewith.

“Divestiture Period” has the meaning set forth in Section 6.24.

"Dollars" or "$" means United States Dollars.

“Downgrade Event” shall mean any event resulting in either Buyer or Seller Guarantor having a Credit Rating of less than Baa3 from Moody’s and  BBB- from S&P.

“Elections” has the meaning set forth in Section 6.3(m).

“Encumbrances” means liens, pledges, licenses to third parties, leases, rights of first refusal, options to acquire, mortgages, deeds of trust and security interests.

“Enhanced Severance” means with respect to a Hired Employee an amount equal to (a) two (2) weeks of salary (based on such Person's base salary immediately preceding severance and paid bi-weekly) for each full year of service of such Person with Seller and Buyer, measured as continuous service in the case of any year in which such Person was employed by both Seller and Buyer, subject to a minimum of twelve (12) weeks and a maximum of fifty-two (52) weeks of such salary, less applicable federal, state, Social Security and Medicare Tax withholdings, (b) payment of such employee’s payments for the employee and any applicable dependents of the employee (other than co-pay and deductibles) pursuant to COBRA for a period of six (6) months following termination, and (c) the provision of outplacement services of duration and of a nature consistent with Seller’s and its Affiliates’ practices with respect to the divestiture of their respective competitive businesses.

“Exhibit” means an exhibit to this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“Financial Transmission Rights” means financial transmission rights as defined in the applicable Market Rules and Procedures.

“Gas” means natural gas procured under certain Sourcing Contracts or SENY Contracts, or supplied to Customers under certain Retail Service Contracts or SENY Contracts, and related natural gas pipeline capacity, products, services and storage.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority (including any state attorney general’s office or office of consumer protection), department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

“Hired Employee” has the meaning set forth in Section 6.13(a).

“Indemnified Person” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Initial Employment Period” has the meaning set forth in Section 6.13(b).

“Initial MTM Adjustment” has the meaning set forth in Section 2.2(c)(i).

“Interim Period” means the period between the date of relevant initial Schedules and the Closing Date.

“IRS” means the United States Internal Revenue Service, or its successor, as applicable.

“LDCs” means the local distribution companies that distribute Power or Gas to Customers.

“LDC Obligations” means those obligations to meet LDC Rules that Seller and/or SENY is responsible for under, or in connection with, the Contracts or the requirements of any Governmental Entity.

“LDC Pools” means pools established by LDCs with respect to the distribution of Gas to retail customers.

“LDC Rules” means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings, as such may be amended, replaced, modified, or otherwise changed from time to time, that are applied by any  LDC.

“Liability” or “Liabilities” means all indebtedness, obligations, duties and other liabilities, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown, whether asserted or unasserted, whether liquidated or unliquidated, or whether due or to become due, including any charges, fees, Taxes, assessments, adders, surcharges, or awards of Damages imposed or authorized by any Governmental Entity, LDC, System Operator and/or  Pipeline Administrator.

“Load Obligations” means electrical load that Seller is responsible for under the Contracts and under the applicable Market Rules and Procedures, LDC Rules and/or the requirements of any Governmental Entity with respect to electrical load.

“Market Rules and Procedures” means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings, as such may be amended, replaced, modified, or otherwise changed from time to time, that are applied by an electric power pool, independent system operator, regional transmission organization or other similar entity applicable to the Retail Business (including the Contracts) and obligations associated therewith.

“Marks” has the meaning set forth in Section 6.11.

“Master Agreements” means those agreements used in the natural gas and electric power industries that provide generic terms and conditions under which specific transactions can be documented and confirmed by the parties to such transactions.  Such agreements include the North American Energy Standards Board, Inc. and Gas Industry Standards Board, Inc. Base Contracts, the Edison Electric Institute, Inc. Master Power Purchase and Sale Agreement, and the International Swaps and Derivatives Association, Inc. Master Agreement.

“Material Adverse Effect” means (a) any material adverse change, event, effect or occurrence arising or occurring after the Agreement Date, or for a change or event, if arising before the Agreement Date, such change or event, not being known to the Parties or reasonably susceptible to discovery, and with effects occurring after the Agreement Date with respect to the Acquired Assets, Seller or to Buyer, as the case may be, that prevents, or can reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement and for which there is no monetary remedy set forth in this Agreement, or (b) the cessation prior to the Closing of all or substantially all of the operations of the Retail Business by Seller and SENY as a going concern; provided, however, that Material Adverse Effect shall not include any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) that results from economic factors affecting the economy as a whole or generally affecting the international, national, regional or local wholesale or retail electric or gas industry as a whole or which does not affect the Contracts or the Parties in any manner or degree significantly different than the industry as a whole, including: (i) changes in the Retail Business, including the failure to consummate new sales (including renewals of existing Retail Service Contracts and/or SENY Contracts) in a manner consistent with past performance and/or the taking of any action and/or the exercise of any rights by any Counterparty that could adversely affect the relationship with such Counterparty, including the ability to continue doing business with such Counterparty; (ii) changes in markets for electric power, natural gas or fuel, including changes in market design and pricing (including the introduction of locational-based capacity requirements), (iii) changes resulting from or associated with acts of war or terrorism; (iv) changes (individually or taken together) in the North American, national, regional or local electric transmission systems or operations thereof; (v) weather generally or natural disasters and the effects thereof; or (vi) Seller’s failure or delay in collecting from Counterparties any reimbursements for billing determinant and other cost recoveries in respect of LDC and System Operators charges levied on Seller related to regulatory changes; and provided, further, that any change, event, effect or occurrence that is cured prior to the Closing shall not be a Material Adverse Effect.

“Moody's” means Moody’s Investor Services, Inc.

“MTM Adjustment” has the meaning set forth in Section 2.2(c)(i).

“Name Use License” has the meaning set forth in Section 6.11.

“Non-Compete Term” has the meaning set forth in Section 6.24.

“NU” means Northeast Utilities, a Massachusetts business trust.

“NU Guarantee” means any guarantee of payment or performance or other direct or indirect assurance or undertaking, in each case provided by or on behalf of Seller and/or SENY by NU under, or in connection with, any Contract, whether in the form of a written guaranty, letter of credit, performance bond, deposit, as a direct signatory party or otherwise, including those undertakings set forth on Schedule 1.1(n).

“Other Select Agreements” means those contracts and agreements of Seller as of the date specified in, and that are listed on, Schedule 1.1(l).

“Owed” has the meaning set forth in Section 10.1.

“Partner Agreements” means those agreements as of the date specified in, and that are listed on or attached to, Schedule 1.1(b).

“Party” and “Parties” has the meaning set forth in the introductory paragraph hereto.

“Permits” means licenses, approvals, consents, franchises, authorizations, clearances and other permits of, to, from or with, any Governmental Entity.

“Permitted Encumbrances” has the meaning set forth in Section 3.8.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Entity, Pipeline Administrator, System Operator, LDC or other entity.

“Pipeline Administrator” means each administrator of natural gas pipelines for the transportation of wholesale natural gas.

“Pipeline Obligations” means those obligations, including those imposed by Pipeline Administrators and/or any Governmental Entity and those under LDC Rules, associated with storage, transportation and delivery of Gas (including nominating and balancing).

“Power” means all electric energy, capacity (including locational capacity or any other capacity market design change approved by the FERC and implemented subsequent to the Closing Date), related ancillary services (including operating reserves and locational forward reserves) and any other electricity products (including renewable and/or green energy attributes) and services required, or determined to be required, to be supplied or purchased under the Administered Contracts.  The term Power shall include all requirements electric service to retail customers.

“Prime Rate” means the rate of interest as publicly announced from time to time by Bank of America as its prime rate as stated on the date of the applicable interest calculation.

“Program Agreements” means contracts between Seller and organizations with a membership pursuant to which such organizations endorse Seller to members of such organizations as a supplier of electric power, natural gas and/or related products and services.

“Proprietary Information” means, with respect to Seller, Seller’s valuation methodologies, credit and/or risk management policies, legal analysis, work product or advice, modeling, and other proprietary records and information relating to Seller’s business activities.

“PUCs” has the meaning set forth in Section 6.18.

“Purchase Price” has the meaning set forth in Section 2.2.

“Receivables Proration Period” has the meaning set forth in Section 6.4(b).

“Reconciliation Period” has the meaning set forth in Section 6.4(d).

“Rejected Contracts” has the meaning set forth in Section 6.1(b).

“Renewable Energy Contracts” means those contracts of Seller related to the procurement and/or performance of obligations under or with respect to the Attribute Laws.

“Renewable Energy Credits” means those renewable energy credits, emission credits and other attributes of generation used to demonstrate compliance with Attribute Laws, including credits and certificates issued or accounted for in any Tracking System.

“Representatives” has the meaning set forth in Section 10.13(a)(i).

“Required Disclosure” has the meaning set forth in Section 10.13(a)(ii).

“Restricted Persons” has the meaning set forth in Section 6.24.

“Retail Business” has the meaning set forth in the introductory paragraph hereto.

“Retail Service Contracts” means contracts between Seller and Customers under which Seller supplies Power and/or Gas at retail to the Customers.

“Retained Accounts Receivable” means (a) all accounts receivable of Seller related to deliveries prior to the Closing Date, and (b) all accounts receivable of SENY related to deliveries prior to the Closing Date, in each case including any rights to reimbursement for any billing determinant and other cost recoveries from Counterparties in respect of LDC and System Operators charges related to deliveries prior to the Closing Date.

“Retained Syracuse Assets” has the meaning set forth in Section 6.19(e).

“S&P” means Standard & Poor’s Rating Group.

“Schedule” means a schedule to this Agreement, whether in hard copy or electronic media.

“Schedule Update” has the meaning set forth in Section 6.14(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Select Contracts” means collectively the (a) Retail Service Contracts, (b) the Sourcing Contracts (with respect to Seller only), (c) the Renewable Energy Contracts, (d) the Sponsorship Contracts, (e) the Partner Agreements, (f) the Transportation and Storage Agreements, (g) the Billing and Marketing Representative Agreements (with respect to Seller only), (h) the Program Agreements, and (i) the Other Select Agreements.

“Seller Intellectual Property” means the intellectual property of Seller described on Schedule 1.1(m).

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller’s Closing Conditions” has the meaning set forth in Section 7.1.

“Seller Group” has the meaning set forth in Section 6.3(i).

“Seller Guarantor” means NU.

“Seller Guaranty” means a guaranty in the form of Exhibit C.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller’s Knowledge” means the actual knowledge of Seller’s Vice President, Retail Sales and Marketing, its Managing Director, Power and Gas Operations and all Directors in the Retail Business.

“Seller Regulatory Approvals” means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof by Seller set forth on Schedule 1.1(p).

“SENY” has the meaning set forth in the introductory paragraph hereto.

“SENY Assurances” has the meaning set forth in Section 6.6.

“SENY Contracts” means all of the contracts of SENY.

“SENY Shares” means the 10,000 shares of Common Stock, par value $1.00 per shares, issued by SENY.

“Smith Barney Trades” means those transactions with Citigroup Global Markets, Inc. (dba Smith Barney) listed on Schedule 1.1(i).

“Sourcing Contracts” means, collectively, the following contracts of Seller and SENY (as applicable): (a) transaction confirmations under which Seller procures and otherwise transacts for Power and Gas at wholesale to serve Customers; (b) the Financial Transmission Rights; and (c) the Smith Barney Trades.

“Sponsorship Contracts” means the Contracts pursuant to which Seller sponsors certain activities and organizations for promotional purposes.

“Storage Gas Locations” means the locations listed on Schedule 6.23 with respect to stored Gas owned by Seller and SENY, as the case may be.

“Supplemental MTM Adjustment” has the meaning set forth in Section 2.2(c)(i).

“System Operator” means the operator of a transmission system for electric power and related products and services , and the administrator of regional market settlement systems for electric power and related products and services as provided for under applicable Market Rules and Procedures.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include all income or profits taxes (including federal income taxes, state income taxes and any liability for the payment of any combined or consolidated tax), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, social security, excise taxes and other obligations of the same or similar nature to any of the foregoing, whether disputed or not.

“Tax Audit” has the meaning set forth in Section 6.3(e).

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Tax Items” means all items of income, gain, loss, deduction and credit or other items.

“Tax Returns” shall mean any report, return, information statement or return, payee statement, notice, form, or other document or information required to be provided to any Governmental Entity, with respect to Taxes, including any return of an affiliated, combined or unitary group.

“Territory” means the District of Columbia, the states of Connecticut, Delaware, Maine, Maryland, New Hampshire, New Jersey, New York, and Rhode Island,  and the commonwealths of Massachusetts and Pennsylvania.

“Threshold” has the meaning set forth in Section 9.4(d).

“Tracking Systems” means the New England Power Pool Generation Information System, the PJM Environmental Information Services Generation Attributes Tracking System, any successor to either such system, and any other system that generates and/or accounts for

Renewable Energy Credits in any jurisdiction in which Seller or SENY has any Attribute Law Requirements.

“Transportation and Storage Agreements” means contracts for transportation and storage capacity with respect to Gas.

ARTICLE II

PURCHASE AND SALE OF THE RETAIL BUSINESS

2.1

Agreement to Purchase and Sell the Acquired Assets; Assumption of Certain Liabilities.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer and Buyer agrees to purchase and acquire all of the Acquired Assets  and to assume the Assumed Liabilities on the Closing Date.

(a)

Acquired Assets.  The “Acquired Assets” consist of all of the rights, title and interests of Seller and its Affiliates in and to the following assets as existing on the Closing Date:

(i)

all Select Contracts to the extent contained in Schedules 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e), 1.1(i), 1.1(j), 1.1(k) and 1.1(l);

(ii)

the SENY Shares;

(iii)

all claims of Seller against third parties relating to the Acquired Assets or Assumed Liabilities, whether known or unknown, fixed or contingent, but only to the extent relating to periods occurring on and after the Closing Date;

(iv)

the Seller Intellectual Property;

(v)

subject to and in accordance with Section 6.4, all rights of Seller relating to deposits and other performance assurance provided by Customers to Seller in connection with Retail Service Contracts (other than Administered Contracts) relating to periods occurring on and after the Closing Date; and

(vi)

subject to Section 6.5(b), the Acquired Records.

(b)

Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not acquire and shall have no rights as a result of this Agreement, the Bill of Sale or the Assignment and Assumption Agreement, to any assets, rights, title, benefits, privileges or interests of Seller and its Affiliates other than the Acquired Assets (collectively, the “Excluded Assets”), which are not part of the purchase and sale contemplated hereunder. The Excluded Assets are excluded from the Acquired Assets and shall remain the property of Seller after the Closing. The Excluded Assets include the following:

(i)

all trade credits and all accounts payable, instruments and general intangibles attributable to the Select Contracts and existing or accrued with respect to any period of time prior to the Closing Date;

(ii)

all claims of Seller against third parties (including collections actions), whether known, unknown, fixed or contingent, (A) relating to the Acquired Assets or Assumed Liabilities, but only to the extent relating to periods occurring prior to the Closing Date, including the claims set forth on Schedule 2.1(b)(ii), and (B) relating to the other Excluded Assets and Excluded Liabilities;

(iii)

any proceeds, income or revenues, and any security or other deposits made or accrued under the Select Contracts or attributable to any of the other Excluded Assets; excluding, however, those deposits and other performance assurance provided by Customers under Retail Service Contracts and included in the Acquired Assets;

(iv)

the Administered Contracts;

(v)

the Rejected Contracts;

(vi)

the Retained Accounts Receivable; and

(vii)

the Retained Syracuse Assets.

(c)

Assumed Liabilities.  On the Closing Date, Buyer shall assume, satisfy and shall agree to pay, perform or discharge all Liabilities of Seller and its Affiliates related to, and/or arising from, the Acquired Assets (the “Assumed Liabilities”), including:

(i)

all Liabilities of Seller and its Affiliates under the Select Contracts that are assigned to Buyer at the Closing, accruing on and after the Closing Date;

(ii)

all Liabilities of Seller and its Affiliates under the Select Contracts that are Administered Contracts and are subsequently assigned to Buyer following the Closing, accruing on and after the Closing Date (in each case as such Select Contracts are assigned, except as otherwise provided in (vii), (viii) and (ix) below);

(iii)

all Liabilities of Seller and its Affiliates with respect to the Acquired Assets other than Select Contracts and the SENY Shares, accruing on and after the Closing Date;

(iv)

all Liabilities of Seller with respect to the SENY Shares;

(v)

any trade accounts payable relating to the Acquired Assets (including accounts payable under Sourcing Contracts assigned to Buyer) relating to periods on and after the Closing Date;

(vi)

all Liabilities of Seller and its Affiliates for Cancels/Rebills directly or indirectly issued with respect to any of the Acquired Assets (including the Partner Agreements and the SENY Contracts) to the extent not an Excluded Liability;

(vii)

subject to, and in accordance with, Section 6.13(d), all Liabilities of Seller and its Affiliates for AE/CC Commissions with respect to the Contracts for deliveries occurring on or after the Closing Date;

(viii)

all Liabilities of Seller and its Affiliates for Broker Fees under the Contracts to the extent not an Excluded Liability; and

(ix)

all Liabilities of Seller and its Affiliates for fees and/or other payments to Counterparties to the Program Agreements to the extent not an Excluded Liability.

(d)

Excluded Liabilities.  Buyer shall not assume, satisfy or perform the following Liabilities of Seller (the “Excluded Liabilities”):

(i)

except (A) as may otherwise be provided in the Administration Agreement, and (B) the other provisions of this Agreement with respect to Administered Contracts, any Liabilities of Seller to the extent such Liabilities are in respect of, or arise from, the obligations to be performed during the period prior to the Closing Date;

(ii)

any trade accounts payable related to the Acquired Assets (including accounts payable under Sourcing Contracts assigned to Buyer) and resulting from periods prior to the Closing Date;

(iii)

subject to, and in accordance with, Section 6.13(d), all Liabilities of Seller for that portion of AE/CC Commissions associated with respect to Retained Accounts Receivable or due to obligations after the Closing with respect to non-Hired Employees (as described in Section 6.13(d));

(iv)

all Liabilities of Seller for that portion of Broker Fees due and payable with respect to Retained Accounts Receivable;

(v)

all Liabilities of Seller for that portion of fees and/or other payments to Counterparties to the Program Agreements with respect to (A) Retained Accounts Receivable to the extent that such fees and/or other payments are determined on such basis; or (B) periods before the Closing Date to the extent that such fees and/or other payments are determined based on time;

(vi)

all Liabilities of Seller or its Affiliates for Cancels/Rebills relative to periods prior to the Closing Date which Cancels/Rebills become known (A) within one year after the Closing Date with respect to (x) the New York Independent System Operator and (y) New England LDC seasonal reconciliations with respect to Gas, and (B) six (6) months after the Closing Date with respect to all other Cancels/Rebills;

(vii)

all Liabilities of SENY identified in Section 3.9 of the Seller’s Disclosure Schedule with respect to Taxes arising from or related to the period prior to Closing;

(viii)

all Liabilities of SENY with respect to periods prior to the Closing Date related to (A) the UCC-1 financing statement in the State of Delaware (Filing No. 42483552, filed on August 26, 2004) naming HSBC Bank USA, National Association as the secured party, and (B) the UCC-1 financing statement in the State of Delaware (Filing No. 52071307, filed on July 6, 2005) naming Orange and Rockland Utilities, Inc. as the secured party; and

 (vii)

any Liabilities of Seller to Buyer arising under or pursuant to this Agreement.

2.2

Purchase Price; Payment.

(a)

Purchase Price.  The consideration for the Acquired Assets shall be (i) Forty Four Million Dollars ($44,000,000.00) (the “Purchase Price”) payable by Seller to Buyer, as may be subsequently adjusted pursuant to Section 2.2(c), and (ii) Buyer’s assumption of the Assumed Liabilities.  In the event that the Closing does not occur until  July 31, 2006, the Purchase Price shall be Forty One Million Dollars ($41,000,000.00), as may be subsequently adjusted pursuant to Section 2.2(c), and in any event the applicable Purchase Price shall be paid in accordance with Section 2.2(b) below.

(b)

Payment of Purchase Price.  Subject to the satisfaction or waiver of all conditions contained herein, Seller shall pay the Purchase Price to Buyer by wire transfer of immediately available United States funds in accordance with Buyer’s instructions as follows:  (i) an amount equal to thirty-three percent (33%) of the Purchase Price (rounded up to the nearest dollar) at the Closing; (ii) an amount equal to thirty-three percent (33%) of the Purchase Price (rounded up to the nearest dollar) no later than December 31, 2006; and, (iii) the remaining unpaid Purchase Price no later than December 31, 2007; provided that, if (x) Buyer repudiates this Agreement or the Administration Agreement; or (y) Buyer has fraudulently, willfully or through failure to comply with Applicable Laws committed a breach of a material obligation under this Agreement or under the Administration Agreement for which all cure periods, if any, have expired, or (z) there is a preliminary adjudication in Seller’s favor with respect to an indemnification obligation of Buyer under either this Agreement or the Administration Agreement for which Seller has demanded payment but payment has not been made by Buyer, or (xx) there is a

Downgrade Event for which Buyer has not posted Alternative Credit Support to Seller, then Seller shall be entitled to retain a portion of the unpaid Purchase Price equal to Damages that Seller determines in good faith it may be entitled to as a result thereof, as collateral for Buyer’s obligations pending final resolution of any such matter, provided that any such withheld Purchase Price shall be paid to Buyer within five (5) Business Days after a cure, if any, has been effected.

(c)

Purchase Price Adjustment.  The Purchase Price shall be adjusted as follows:

(i)   A calculation of the mark-to-market of the Retail Service Contracts, SENY Contracts for the retail sale of Power and Gas, Sourcing Contracts, Partner Agreements, Transportation and Storage Agreements, and Renewable Energy Contracts (including any termination or modification to such Contracts, but excluding Contracts that expire in accordance with their terms prior to the Closing Date) consummated prior to the Closing Date, but not included in the applicable Schedules as of the Agreement Date, for both Power and Gas will be performed in accordance with the methodologies set forth on Schedule 2.2(c)(i) – Natural Gas and Schedule 2.2(c)(i) – Electricity.  The results of the foregoing calculations shall be aggregated, producing a total mark-to-market adjustment to the Purchase Price ("MTM Adjustment").  If the MTM Adjustment is negative, then the Purchase Price paid by Seller shall be increased by such negative amount.  If the MTM Adjustment is positive, then the Purchase Price paid by Seller shall be reduced by such positive amount. Seller will provide Schedule Updates of such Contracts two (2) Business Days prior to Closing pursuant to Section 6.14.  From those Schedule Updates, Buyer will calculate and provide to Seller an initial MTM Adjustment (“Initial MTM Adjustment”) on the Business Day prior to Closing.  All values to be updated on Schedule 2.2(c)(i) – Natural Gas and Schedule 2.2(c)(i) – Electricity will be as of the close of business on the Business Day prior to the Closing.    The Initial MTM Adjustment will be paid or credited, as applicable, to the installment of the Purchase Price due at the Closing pursuant to Section 2.2(b)(i).  For any Retail Service Contracts, SENY Contracts for the retail sale of Power and Gas, Sourcing Contracts, Partner Agreements, Transportation and Storage Agreements, and Renewable Energy Contracts subject to the MTM Adjustment and not included in the Initial MTM Adjustment, Seller will provide Schedule Updates of all such Contracts not reflected on the prior update prior to the seventh (7th) Business Day following Closing, pursuant to Section 6.14.  Buyer will calculate and provide to Seller a supplemental MTM Adjustment (“Supplemental MTM Adjustment”) one (1) Business Day following receipt of the Schedule Update.  In calculating the Supplemental MTM Adjustment, the applicable market prices used by Buyer shall be determined as of the close of business on the Business Day immediately preceding the calculation date.  The Purchase Price shall be adjusted in accordance with the foregoing based on such Supplemental MTM Adjustment and such payment or credit, as applicable, will be paid by Seller or Buyer within ten (10) days following receipt by Seller of the Supplemental MTM Adjustment.  During the Interim Period,

Seller agrees to use Commercially Reasonable Efforts to hedge with sourcing positions (A) open electric basis positions in the Retail Business existing as of March 6, 2006; and (B) transactions entered into or modified after March 6, 2006.  The Parties shall negotiate in good faith to resolve any differences in the calculations made by Buyer in accordance with this Section 2.2(c)(i).  In the event that the Parties are unable to resolve such differences, the undisputed portion of applicable adjustment shall be paid or credited, as applicable, in accordance herewith and the disputed portion shall be submitted to an independent calculation agent, as mutually selected by the Parties, who shall resolve the disputed calculations within twenty (20) days of submission to such calculation agent and in which case the adjustment as determined by such calculation agent shall be final and binding upon the Parties.  The payment or credit, as applicable, shall include interest computed at the Prime Rate from the date that such payment or credit was due until the date of payment.

(ii)   To the extent that the Closing occurs on either June 30, 2006 or July 31, 2006, the Parties agree to determine, in good faith, the amount of an adjustment to the Purchase Price, proportionate to an allocation of Twenty Million Dollars ($20,000,000) for Gas Customers and Thirty Five Million Dollars ($35,000,000) for Power Customers, applicable to a change by more than five percent (5%) in the Base Annualized Volume for Gas or Power, as applicable.  To effect the foregoing, an increase of more than five percent (5%) shall result in a reduction in the Purchase Price paid by Seller based on such adjustment to such allocation, while a decrease of more than five percent (5%) shall result in an increase in the Purchase Price paid by Seller based on such adjustment to such allocation; provided that the Purchase Price adjustment calculation shall apply only to that portion of the change in Base Annualized Volume (whether the change is an increase or a decrease) in excess of five percent (5%).

(iii)  Any adjustments to the Purchase Price to be made in accordance with the provisions of Section 6.23(b) shall be netted as an adjustment in Seller’s favor against Seller’s payment to Buyer made in accordance with Section 2.2(b)(i) above.  Any adjustments to the Purchase Price to be made in accordance with the provisions of Section 6.6 and Section 6.19(f) shall be aggregated and netted as an adjustment in Seller’s favor against Seller’s payment to Buyer made in accordance with Section 2.2(b)(ii) above.  Any adjustment to the Purchase Price to be made in accordance with the provisions of  Section 6.3(d) shall be added to Seller’s payment to Buyer on the next applicable payment date provided in Section 2.2(b) following determination of such adjustment, and if the Purchase Price has been paid in full, as an independent payment from Seller to Buyer following such determination.

(d)

Additional Assurances. In the event that either Seller Guarantor or Buyer experiences a  Downgrade Event, then the other Party shall have the right to demand in writing that credit support be provided (“Alternative Credit Support”) in one of the following forms, to be elected by the Party providing the Alternative Credit Support: (A)

an irrevocable letter of credit in a form attached hereto as Schedule 2.2(d) that shall be renewed annually and remain effective as long as there are any outstanding obligations between the Parties; or (B) cash, in each case in an amount determined by the Party demanding Alternative Credit Support in a commercially reasonable manner.  Such Alternative Credit Support hereunder shall be furnished to the requesting Party within five (5) Business Days after demand.  The provision of Alternative Credit Support hereunder constitutes a “margin payment” under the United States Bankruptcy Code.  “Credit Rating” shall mean the rating assigned to the Buyer or Seller Guarantor or their respective Guarantor by Moody’s and S&P for the senior long term unsecured debt not supported by third party credit enhancement (other than by repayment of its debt).  Any demand issued by a Party for Alternative Credit Support as a result of a Downgrade Event shall be deemed to have occurred prior to the effective date of such Downgrade Event.  In the event that the Credit Rating of Buyer or Seller Guarantor is restored to a level that does not constitute a Downgrade Event, then the Alternative Credit Support shall be returned within five (5) Business Days after the written request therefor (accompanied by reasonable evidence of such Credit Ratings).

(e)

Seller Additional Assurances.  On the Agreement Date, simultaneously with the execution and delivery of this Agreement, Seller shall deliver to Buyer the Seller Guaranty executed by the Seller Guarantor.

2.3

Provisions Regarding Administered Contracts.

(a)

If (i) any of the Contracts is not assignable or transferable at the Closing by virtue of the provisions thereof, or under Applicable Law without the consent of a third party (including a Governmental Entity); (ii) the attempted assignment of any of the Contracts at the Closing would be ineffective or would adversely affect the rights and obligations of Seller under such Contract; (iii) any of the Contracts is not assignable or transferable at the Closing without novation, and/or (iv) any of the Contracts is assignable or transferable at the Closing, whether by virtue of the provisions thereof, under Applicable Law and/or in connection with a third party consent and/or novation, but such assignment or transfer would not result in the release of Seller and its Affiliates from all obligations thereunder (each of the foregoing being an “Administered Contract”), then this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof or of any claim, right or benefit arising thereunder or resulting therefrom, unless or until any such release, consent and/or novation is obtained; provided, however, that Seller reserves the right, in its sole discretion (A) in connection with the Closing (or, after the Closing, pursuant to the Administration Agreement), to designate as an Acquired Asset any Contract that would otherwise qualify as an Administered Contract pursuant to clause (iv) of the definition thereof, and Buyer shall accept such assignment of such Contract, and (B) to terminate prior to Closing any Sponsorship Contract that Seller determines in its sole discretion would otherwise become an Administered Contract as of the Closing Date.

(b)

At the Closing, the Parties shall enter into an Administration Agreement in the form of Exhibit D with respect to the Administered Contracts.

(c)

Each Administered Contract shall automatically and without further action of the Parties be assigned to Buyer and shall become an Acquired Asset upon Seller’s receipt of a fully executed Consent to Assignment and Release, or upon a novation of the Administered Contract under which all of the obligations of Seller and/or its Affiliates are terminated, and to the extent not already constituting Assumed Liabilities, all of  the Liabilities of Seller and its Affiliates related to, and/or arising from, such Administered Contract accruing on and after the Closing Date shall constitute Assumed Liabilities; accordingly, such Administered Contract shall be governed pursuant to the terms of this Agreement as if it had been transferred to Buyer as of the Closing Date.

2.4

Back-to-Back Agreement.

(a)

The Parties agree that if (i) a Consent to Assignment and Release, and/or (ii) any Seller Regulatory Approvals and/or Buyer Regulatory Approvals, as applicable, in each case with respect to a Sourcing Contract is not obtained before the Closing, the Parties shall, unless mutually agreed otherwise, enter into a Back-to-Back Agreement at the Closing in accordance with this Section 2.4 with respect to each such Sourcing Contract (collectively, the "Backed Transactions").

(b)

The Parties agree that the general terms and conditions of any Back to Back Agreement entered into under this Section 2.4 shall be governed by the applicable Master Agreement for the transactions contemplated under the Sourcing Contract.  If the Parties do not have such a Master Agreement in place as of the Agreement Date, the Parties shall execute and deliver such Master Agreement simultaneously with the execution and delivery of the Back-to-Back Agreement.  It is the intent of the Parties that the confirmations detailing the commercial terms of any such Back to Back Agreement that is entered into by the Parties as contemplated herein shall: (i) fully transfer to Buyer all of Seller’s risks under the relevant Sourcing Contracts to the extent of the related Backed Transactions, including risks of changes in the market(s) for Power and Gas, future changes in the requirements, rules and procedures of System Operators, Pipeline Administrators, LDCs and Governmental Entities and changes to the interpretation and application of such requirements, rules and procedures, and defaults by or disagreements with the Counterparties concerning application and interpretation of such Backed Transactions related to periods after the Closing Date; provided, however, that Seller shall not transfer either the obligation or the right to post or receive, as applicable, margin or collateral under such Sourcing Contracts as such rights and obligations shall be retained by Seller under such Sourcing Contracts until such time as they are assigned; (ii) provide to Buyer the full beneficial interest of the revenues to or from Counterparties for Power and Gas products and performance of the contract obligations under the relevant Backed Transactions during the term of the Back-to-Back Agreement; and (iii) provide for an agency relationship in which Buyer acts as agent on behalf of Seller with respect to the Backed Transactions, with the same general agency authorizations and limitations and such other adjustments to applicable covenants, representations, warranties and remedies to reflect that agency relationship consistent with those set forth in the Administration Agreement.  The Parties agree that any Back-to-Back Agreement entered into pursuant to this Agreement shall reflect this intent.  The Back-to-Back Agreement shall also provide that any ambiguity concerning any provision of the Back-to-Back Agreement relating to such risks or benefits or their interpretation or application under future circumstances, regardless of whether such future circumstances were contemplated by Parties, shall be interpreted in a way that is consistent with this intent.    Further, the Parties agree that indemnification and limitations on liability will be addressed in the Back-to-Back Agreement in a manner consistent with the provisions of this Agreement.  To the extent that any Master Agreement between the Parties needs to be amended to accomplish the intent of this Section 2.4, the Parties shall cooperate to make such amendments.

(c)

In the event that Seller and Buyer enter into the Back-to-Back Agreement, (i) Buyer shall, as Seller’s agent, use Commercially Reasonable Efforts to pursue (and Seller shall cooperate and provide assistance as reasonably requested by Buyer) obtaining the Consents to Assignment and Release, and if outstanding, Buyer Regulatory Approvals for each of the applicable Sourcing Contracts subject to a Back-to-Back Agreement; and (ii) Seller shall continue to pursue (and Buyer shall cooperate and provide assistance as reasonably requested by Seller) obtaining, if outstanding, the Seller Regulatory Approvals for each of the applicable Sourcing Contracts subject to a Back-to-Back Agreement.

(d)

At the time that the receipt of a Consent to Assignment and Release from the relevant Counterparty, and/or the receipt of Seller Regulatory Approval and/or Buyer Regulatory Approval, as applicable, with respect to any Sourcing Contract under the Back-to-Back Agreement, the Parties shall cooperate and, as promptly as practicable after receipt of such Consent to Assignment and Release and any such outstanding approvals, execute such documents or instruments necessary to effect the assignment of the relevant Sourcing Contract(s) in a manner consistent with Section 6.17.  In addition, with respect to those Sourcing Contracts subject to the Back-to-Back Agreement, the Back-to-Back Agreement shall specify that it terminates with respect to such Sourcing Contracts and related Backed Transactions upon such assignment to Buyer.

(e)

If the Parties have entered into a Back-to-Back Agreement, this Section 2.4 shall survive the Closing until the full performance of all obligations under the Back-to-Back Agreement and the later of (i) the full performance and termination of all of Backed Transactions in accordance with their respective terms and without liability to Seller and its Affiliates, or (ii) the assignment of all of the Backed Transactions in accordance with Section 2.4(d).

2.5

Allocation.  Seller shall prepare an allocation of the Purchase Price among the Acquired Assets in accordance with the fair market value of such Assets and deliver such allocation to the Buyer as soon as practicable after the Closing Date, but in any event no later than forty five (45) days following such date. Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare such allocation.  Buyer and Seller shall (i) agree upon this allocation and set it forth in a writing signed by all parties as soon as practicable after the Closing Date, but in any event no later than sixty (60) days following such date; (ii)  report (and cause their respective Affiliates to report) the United States tax consequences of the transactions contemplated herein, and in particular, the information required under § 1060(b) of the Code, in a manner consistent with such allocation; (iii) not take any position inconsistent with the allocation set forth in the writing described above in preparing financial statements, returns, reports to shareholders or government authorities or otherwise; (iv) not take any tax position inconsistent with such allocation in connection with any refund claim, audit or returns, investigation, administrative proceeding, litigation, or other civil or judicial proceeding in respect to returns; and (v) each furnish the other with copies of all the Form 8594 (Asset Acquisition Statement Under Section 1060) filed with the IRS with regard to this transaction by such party or any Affiliate thereof, pursuant to §1060 of the Code, as a result of the consummation of the transactions contemplated hereby, within thirty (30) days of the filing of such forms with the United States.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Agreement Date, except as otherwise set forth on Schedule 3 (the “Seller’s Disclosure Schedule”), as follows:

3.1

Existence and Compliance with Applicable Law.  Seller (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to do business in those jurisdictions in which it is necessary for the conduct of the Retail Business, except for failures to so qualify which in the aggregate are not material to the Retail Business, and (c) has all requisite corporate power and authority and the legal right to own and operate its properties and to conduct the Retail Business as currently conducted.

3.2

Power and Authorization; Conflicts.  Subject to receipt of the Seller Regulatory Approvals, the execution, delivery and performance by Seller of this Agreement and, upon execution and delivery to Buyer and each of the Ancillary Documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby (a) are within Seller’s corporate powers and authority, (b) have been duly authorized by all necessary corporate action on the part of Seller, and, (c) do not and will not, with the passing of time or the giving of notice or both, (i) contravene any of Seller’s or SENY’s organizational documents, (ii) result in a material violation of any Applicable Law, (iii) to Seller’s Knowledge require any consent, license, approval or authorization of, or other action by, or any notice or filing with, any Governmental Entity other than as set forth in Section 3.2 of the Seller’s Disclosure Schedule, or (iv) result in the material breach, default or termination of any agreement to which  Seller or SENY is a party or by which Seller or SENY or any of their respective property is bound, which breach, default or termination will materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

3.3

Enforceability.  This Agreement has been, and upon execution and delivery to Buyer and each of the Ancillary Documents to which Seller is a party will have been, duly executed and delivered by Seller.  This Agreement is, and upon execution and delivery to Buyer and each of the Ancillary Documents to which Seller is a party evidencing any obligation of

Seller will be, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except where enforceability may be limited or otherwise affected by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies.

3.4

Contracts; Validity.  The Select Contracts are legal, valid and binding agreements of Seller, enforceable against Seller, in accordance with their terms and, to Seller’s Knowledge, each Select Contract is a legal, valid and binding agreement of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited or otherwise affected by Applicable Law, bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies. Except as set forth in Section 3.4 of the Seller’s Disclosure Schedule:

(a)  Schedule 1.1(e) accurately sets forth in all material respects for each Retail Service Contract for the sale of Power, the Counterparty, start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date, delivery location and price charged to Customers excluding applicable transaction Taxes and pass-through and other reimburseable costs (provided that the variable portion of pricing information for Retail Service Contracts listed as “COMPLEX” is set forth in the coordinate Retail Service Contracts, true and correct copies of which, including the pricing mechanisms thereof, are attached to Schedule1.1(e)).  Any actual usage for any such Retail Service Contracts included in Schedule 1.1(e) accurately represents the historical billed volumes invoiced by Seller to such Counterparty (indicated by an “A” in such Schedule).  To Seller’s Knowledge, there are no material outstanding adjustments to such historical billed volumes set forth on Schedule 1.1(e) that have not been reflected in such data. Any historical usage for any such Retail Service Contracts included in Schedule 1.1(e) accurately represents data obtained from the applicable LDC (indicated by an “H” in such Schedule).

(b)  Schedule 1.1(e) accurately sets forth in all material respects for each Retail Service Contract for the sale of Gas, the Counterparty, start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date and delivery location.  For each Retail Service Contract for Gas, Seller represents that the sum of the monthly price components set forth in Schedule 1.1(e), when applied to the related estimated contracted-for volumes as weighting factors, accurately sets forth, in all material respects, the monthly price charged to the applicable Customer (excluding applicable transaction Taxes and pass-through and other reimbursable costs); provided, however, that (A) the foregoing representation excludes pricing under Retail Service Contracts set forth in their entirety in Schedule1.1(e), in which case Schedule1.1(e) includes true and correct copies of such Retail Service Contracts, including the pricing mechanisms thereof; (B) as projections, such estimated contracted-for volumes are subject to the provisions of Section 9.6(c) such that Seller makes no representation and warranty to such estimated contracted-for volumes for any purpose whatsoever, other than their use as weighting factors in Seller's pricing calculations; and (C) pricing periods reflect production months.  Any actual usage for any such Retail Service Contracts included in Schedule 1.1(e) accurately represents the historical billed volumes invoiced by Seller to such Counterparty, except that actual usage for billing purposes reported by LDCs has been adjusted as follows: (i)

business meter level data was adjusted for losses to the citygate, using loss factors provided by the applicable LDC; and (ii) usage data has been converted into decatherms using industry standard british thermal units methodology to the extent that an LDC reported such usage in other units of measurement (including ccf). To Seller’s Knowledge, there are no material outstanding adjustments to such historical billed volumes set forth on Schedule 1.1(e) that have not been reflected in such data.

(c)   Schedule 1.1(i) accurately sets forth in all material respects for each Sourcing Contract of Seller (excluding any such agreements that are SENY Contracts, which agreements are included on Schedule 1.1(f) instead), the Counterparty, start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date, delivery location, price, peak volume or off-peak volume (as applicable), block (as applicable) and contracted-for volumes.

(d)  Schedule 1.1(q) sets forth in all material respects a complete and accurate list of AE/CC Commissions for each Retail Service Contract listed on Schedule 1.1(e) and SENY Contract for the sale of retail Power and Gas listed on Schedule 1.1(f), in each case to the extent that such Contracts are subject to the Commission Plan.

(e)  Schedule 1.1(a) sets forth in all material respects a complete and accurate list of Broker Fees payable under the Billing and Marketing Representative Agreements with respect to each Retail Service Contract listed on Schedule 1.1(e) and SENY Contract for the sale of retail Power and Gas listed on Schedule 1.1(f), in each case to the extent that such Contracts are subject to Billing and Marketing Representative Agreements.

(f)   True and correct copies of the Other Select Agreements, including any material amendments thereto are included in Schedule 1.1(l).

(g)  Schedule 1.1(b) accurately sets forth in all material respects for the Partner Agreements with each of Agway Energy Services, Inc. and Strategic Power Management, Inc., the start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date, delivery location, price and contracted for Power and/or Gas sales volumes (to the extent indicated as fixed on Schedule 1.1(b)).  True and correct copies of the Partner Agreement, including any amendments thereto, with IDT Energy, Inc. is included in Schedule 1.1(b); provided, however, that any Schedule Updates with respect to any transactions under the Partner Agreement with IDT Energy, Inc. shall also include representations as to the start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date, delivery location, price and contracted for Power and/or Gas sales volumes (to the extent indicated as fixed on any such Schedule Update).  There was no effective Partner Agreement with Robison Energy, LLC as of March 6, 2006 that will remain in effect after May 31, 2006.

(h)  True and correct copies of the Program Agreements of Seller (excluding any such agreements that are SENY Contracts, which agreements are included on Schedule 1.1(f) instead), including any material amendments thereto are included in Schedule 1.1(c).

(i)  True and correct copies of the Renewable Energy Contracts, including any material amendments thereto are included in Schedule 1.1(d).

(j)  True and correct copies of the Sponsorship Contracts, including any material amendments thereto are included in Schedule 1.1(j).

(k)  True and correct copies of the Transportation and Storage Agreements, including any material amendments thereto are included in Schedule 1.1(k).

The foregoing representations are made with respect to the Schedules referenced therein as of the Agreement Date with respect to the dates indicated thereon (if applicable).

3.5

Absence of Certain Events.  Except as set forth in Section 3.5 of the Seller’s Disclosure Schedule, as of April 11, 2006, neither Seller, nor to Seller’s Knowledge any Counterparty to a Select Contract, is in material default under any such Select Contract.  For purposes of the foregoing, a default under any Retail Service Contract shall not constitute a material default unless (a) the Customer to such Retail Service Contract has (i) repudiated such Retail Service Contract in violation of the terms thereof, or (ii) failed to pay amounts due under such Retail Service Contract for more than sixty (60) consecutive days after the contractual due date and the aggregate amount delinquent under such Retail Service Contract exceeds Ten Thousand Dollars ($10,000), or (b) the Seller has received written notice that such Customer has become Bankrupt.

3.6

Legal Proceedings.  Except as set forth in Section 3.6 of the Seller’s Disclosure Schedule, as of the Agreement Date, and except for collection actions in the ordinary course of business and matters of general applicability in and to the markets in which the Contracts and the Retail Business are governed and/or performed, there is no suit, action, claim, arbitration or proceeding pending, or to Seller’s Knowledge threatened, against Seller or SENY before any Governmental Entity directly concerning the Acquired Assets.  For purposes of the foregoing, a potential dispute under any Retail Service Contract or SENY Contract for the retail sale of Power or Gas shall not constitute a threatened claim or proceeding unless the aggregate amount in potential dispute under such Contract exceeds Ten Thousand Dollars ($10,000).

3.7

Certain Representations Regarding SENY and the SENY Shares.

(a)

SENY (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to do business in the State of New York; and (iii) has all requisite corporate power and authority and the legal right to own and operate its properties and to conduct its business as currently conducted.

(b)

The SENY Contracts are legal, valid and binding agreements of SENY, enforceable against SENY, in accordance with their terms and, to Seller’s Knowledge, each SENY Contract is a legal, valid and binding agreement of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited or otherwise affected by Applicable Law, bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies. Except as set forth in Section 3.7(b) of the Seller’s Disclosure Schedule:

(i)  Schedule 1.1(f) accurately sets forth, in all material respects, for each SENY Contract for the retail sale of  Power, the Counterparty, start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date, delivery location and price charged to Customers excluding applicable transaction Taxes and pass-through and other reimburseable costs.  Any actual usage for any such contracts included in Schedule 1.1(f) accurately represents the historical billed volumes invoiced by SENY or its Affiliates to such Counterparty (indicated by an “A” in such Schedule).  To Seller’s Knowledge, there are no material outstanding adjustments to such historical billed volumes set forth on Schedule 1.1(f) that have not been reflected in such data.  Any historical usage for any such contracts included in Schedule 1.1(f) accurately represents data obtained from the applicable LDC (indicated by an “H” in such Schedule).

(ii)  Schedule 1.1(f) accurately sets forth, in all material respects, for each SENY Contract for the retail sale of  Gas, the Counterparty, start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date and delivery location.  For each SENY Contract for the retail sale of Gas, Seller represents that the sum of the monthly price components set forth in Schedule 1.1(f), when applied to the related estimated contracted-for volumes as weighting factors, accurately sets forth, in all material respects, the monthly price charged to the applicable Customer (excluding applicable transaction Taxes and pass-through and other reimbursable costs); provided, however, that (A) the foregoing representation excludes pricing under such SENY Contracts set forth in their entirety in Schedule1.1(f), in which case Schedule1.1(f) includes true and correct copies of such SENY Contracts, including the pricing mechanisms thereof; (B) as projections, such estimated contracted-for volumes are subject to the provisions of Section 9.6(c) such that Seller makes no representation and warranty to such estimated contracted-for volumes for any purpose whatsoever, other than their use as weighting factors in SENY's pricing calculations; and (C) pricing periods reflect production months.    Any actual usage for any such SENY Contracts included in Schedule 1.1(e) accurately represents the historical billed volumes invoiced by Seller to such Counterparty, except that (A) a zero under usage in Schedule 1.1(f) means that no historical billing information is available, and (B) actual usage for billing purposes reported by LDCs has been adjusted as follows: (1) business meter level data was adjusted for losses to the citygate, using loss factors provided by the applicable LDC; and (2) usage data has been converted into decatherms using industry standard british thermal units methodology to the extent that an LDC reported such usage in other units of measurement (including ccf).  To Seller’s Knowledge, there are no material outstanding adjustments to such historical billed volumes set forth on Schedule 1.1(f) that have not been reflected in such data.

(iii)  Schedule 1.1(f) accurately sets forth in all material respects for each Sourcing Contract of SENY (excluding any such agreements that are Select Contracts, which agreements are included on Schedule 1.1(i) instead), the Counterparty, start date (with deliveries starting before or during June 2006 indicated as June 1, 2006), end date, delivery location, price, peak volume or off-peak volume (as applicable), block (as applicable) and contracted-for volumes.

(iv)  True and correct copies of all other SENY Contracts (other than those referenced in subsections (i),(ii) and (iii) above), including any material amendments thereto are set forth on Schedule 1.1(f), except (i) SENY Contracts with System Administrators, LDCs and certain Pipeline Administrators have been listed on Schedule 1.1(f), and Seller only represents as to such Contracts that to Seller’s Knowledge, as of the Agreement Date, such listing is complete in all material respects (provided, that Seller shall submit a Schedule Update to Buyer regarding such listing as of the Closing Date and without qualification as to Seller’s Knowledge), and (ii) the SENY Contract with Strategic Power Management, Inc. is excluded from the foregoing representation (and is instead included in the representation set forth in Section 3.4(g)).

The foregoing representations are made with respect to Schedule 1.1(f) as of the Agreement Date with respect to the dates indicated thereon (if applicable).

(c)

Section 3.7(c) of the Seller’s Disclosure Schedule contains a list of all material Permits, which are held by or applicable to SENY in the operation of its business in the State of New York.

(d)

Except as set forth in Section 3.7(d) of the Seller’s Disclosure Schedule hereto, as of April 11, 2006, neither SENY, nor to Seller’s Knowledge any Counterparty to a SENY Contract, is in material default under any such SENY Contract.  For purposes of the foregoing, a default under any SENY Contract for the retail sale of Power or Gas shall not constitute a material default unless (i) the Customer to such SENY Contract has (A) repudiated such SENY Contract in violation of the terms thereof, or (B) the Customer to such SENY Contract has failed to pay amounts due under such SENY Contract for more than sixty (60) consecutive days after the contractual due date and the aggregate amount delinquent under such SENY Contract as of the Agreement Date exceeds Ten Thousand Dollars ($10,000), or (ii) the Seller or SENY has received written notice that such Customer has become Bankrupt.

(e)

The authorized capital stock of SENY consists of 10,000 shares of Common Stock, par value $1.00 per share.  The SENY Shares are all of the shares of SENY issued and outstanding.  SENY does not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock, nor does it have outstanding any rights, options or warrants to subscribe for or purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, nor has it reserved any shares of capital stock for issuance upon exercise or conversion of any rights, options or warrants to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock.  All of the SENY Shares are owned beneficially and of record by Seller, free and clear of all Encumbrances, and the SENY shares are duly authorized, validly issued, fully paid and nonassessable.

(f)

SENY has no employees and no employee benefit plans.

(g)

All material SENY Liabilities of any type have been included in Section 3.7(g) of the Disclosure Schedule.

3.8

Title to Assets.  Except as described with respect to the SENY Shares in Section 3.7(e), Seller owns the Acquired Assets free and clear of all Encumbrances, except Encumbrances that may arise in the ordinary course of business or are listed in Section 3.8 of the Seller’s Disclosure Schedule (“Permitted Encumbrances”).

3.9

Tax Returns and Audits.  Except as set forth in Section 3.9 of the Seller’s Disclosure Schedule:

(a)

SENY has duly filed with the appropriate Taxing Authority all Tax Returns with respect to Taxes of SENY that it has been or is required to file on or prior to the Closing Date, other than such Tax Returns for which an extension has been timely requested.

(b)

SENY is not delinquent in the payment of any Taxes nor has it requested any extension of time within which to file any Tax Return which return has not since been or will not be timely filed.

(c)

No deficiency for any Taxes has been asserted or assessed against SENY or which has not been paid.

(d)

No litigation regarding Taxes of SENY is currently pending, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to SENY, and none of the Tax Returns are currently being audited or examined by any taxing authority.

3.10

Availability of Financing.  Seller will have as of the Closing sufficient funds available to consummate the transactions contemplated under this Agreement and to timely perform all of its obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Agreement Date, except as otherwise set forth on Schedule 4 (the “Buyer’s Disclosure Schedule”), as follows:

4.1

Existence and Compliance with Applicable Law.  Buyer (a) is a corporation, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) is duly qualified to do business in those jurisdictions in which it is necessary for the conduct of its business and to fulfill its obligations following the Closing hereunder, except for failures to so qualify which in the aggregate are not material to Buyer or affect its obligations hereunder; and (c) has all requisite power and authority and the legal right to own and operate its properties and to conduct its business as currently conducted and as required to be conducted in fulfillment of its obligations hereunder.

4.2

Power and Authorization; Conflicts.  Subject to receipt of the Buyer Regulatory Approvals, the execution, delivery and performance by Buyer of this Agreement, and, upon execution and delivery to Seller and each of the Ancillary Documents to which Buyer is a party, and the consummation by it of the transactions contemplated hereby and thereby (a) are within Buyer’s powers and authority, (b) have been duly authorized by all necessary corporate action on the part of Buyer, and (c) do not and will not, with the passing of time or the giving of notice or both, (i) contravene Buyer’s organizational documents, (ii) result in a material violation of any Applicable Law, (iii) to Buyer’s knowledge require any consent, license, approval or authorization of, or other action by, or any notice or filing with, any Governmental Entity or any other Person other than such as have already been obtained, or (iv) result in the breach, default or termination of any agreement to which Buyer is a party or by which Buyer or any of its property is bound, which breach, default or termination will materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which Buyer is a party.

4.3

Enforceability.  This Agreement has been, and upon execution and delivery to Buyer and each of the Ancillary Documents to which Buyer is a party will have been, duly executed and delivered on behalf of Buyer.  This Agreement is, and upon execution and delivery to Seller and each of the Ancillary Documents to which Buyer is a party evidencing any obligation of Buyer will be, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except where enforceability may be limited or otherwise affected by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies.

4.4

Availability of Financing.  Buyer will have as of the Closing sufficient funds available to consummate the transactions contemplated under this Agreement and to timely perform all of its obligations under this Agreement.

4.5

Experience of Buyer.  (a) Buyer has knowledge and experience in transactions of the type engaged in by Seller in the conduct of its Retail Business, in the retail electric power and natural gas industry generally, including the nature of full and firm requirements transactions and the responsibilities related to retail electric power and natural gas customers, and in the Retail Business of Seller as it relates to performing and administering the Contracts and that Buyer is therefore capable of evaluating the risks and merits of purchasing and accepting the assignment of the Acquired Assets, and assuming the Assumed Liabilities; and (b) Buyer has relied on its own independent investigation of, and judgment with respect to the Acquired Assets and the Assumed Liabilities and the advice of its own legal, tax, economic, and other advisors, and, except for the express representations set forth in this Agreement or in any Ancillary Document, Buyer has not relied on any information, comments, statements, or representations furnished by Seller or any representative of, or consultants or advisors engaged by, Seller or agent thereof in determining to enter into this Agreement.

4.6

Performance of Contracts; Master Agreements.

(a)

Except as set forth in Section 4.6(a) of the Buyer’s Disclosure Schedule, Buyer possesses all necessary Permits for Buyer to perform its obligations under the Contracts and under the Administration Agreement, including (i) Permits to sell natural gas and electric power at retail in each jurisdiction in the Territory, and (ii) market based rate authority from FERC.  All of such Permits are in full force and effect, and except as set forth in Section 4.6(a) of the Buyer’s Disclosure Schedule, there is no action or proceeding pending, or to Buyer's knowledge threatened, against Buyer or any of its Affiliates before any Governmental Entity concerning any of such Permits.

(b)

Except as set forth in Section 4.6(b) of the Buyer’s Disclosure Schedule, Buyer has entered into all agreements, tariffs and/or other documents and maintains accounts as required by each LDC, LDC Pools, System Operator, and Pipeline Administrator as necessary for Buyer to perform its obligations under the Contracts and under the Administration Agreement, and Buyer is in full compliance with all Market Rules and Procedures, LDC Rules and natural gas pipeline tariffs applicable to the Contracts.  Except as set forth in Section 4.6(b) of the Buyer’s Disclosure Schedule, there is no action or proceeding pending, or to Buyer's knowledge threatened, against Buyer or any of its Affiliates alleging any noncompliance with any of such Market Rules and Procedures, LDC Rules and/or tariffs.

(c)

Section 4.6(c) of the Buyer’s Disclosure Schedule sets forth all Master Agreements between Buyer and any Counterparty to a Sourcing Contract.

(d)

Buyer has, or will have as of the Closing, a clearing broker able to process the transfer of the Smith Barney Trades to Buyer.

4.7

Securities Laws.  Buyer is acquiring the SENY Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.  Buyer acknowledges that the SENY Shares are not registered under the Securities Act or any state securities laws, and that such SENY Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable such state securities laws or an exemption therefrom.  Buyer is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by this Agreement and is able to bear the economic risks associated with its purchase of the SENY Shares.  Buyer is an “accredited investor” as defined in Regulation D promulgated pursuant to the Securities Act.

4.8

Legal Proceedings.  Except as set forth in Section 4.8 of the Buyer’s Disclosure Schedule, and except for matters of general applicability in and to the markets in which Buyer and its Affiliates conduct business, there is no suit, action, claim, arbitration or proceeding pending, or to Buyer's knowledge threatened, against Buyer or any of its Affiliates before any Governmental Entity that could be reasonably expected to adversely affect the ability of Buyer  to perform all of their respective obligations under this Agreement and each of the Ancillary Documents to which each is a party.

ARTICLE V

CLOSING; SETTLEMENT

5.1

Closing.  Subject to Sections 5.2, 5.3, 7.1 and 7.2, the Closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. Eastern Prevailing Time, in the offices of Day, Berry & Howard, LLP in Hartford, Connecticut, on May 31, 2006, or at such other time or place or in such manner as may be agreed by the Parties and shall be effective at 10:00 a.m. on June 1, 2006 with respect to all Contracts relating to Gas and 12:01 a.m. on June 1, 2006 for all other transactions hereunder (collectively hereinafter referred to herein as the “Closing Date”); provided that, in the event that the Closing occurs on June 30, 2006, the Closing shall be effective as of 10:00 a.m. on July 1, 2006 with respect to all Contracts relating to Gas and 12:01 a.m. on July 1, 2006 for all other transactions hereunder; provided further that in the event that the Closing occurs on July 31, 2006, the Closing shall be effective as of 10:00 a.m. on August 1, 2006 with respect to all Contracts relating to Gas and 12:01 a.m. on August 1, 2006 for all other transactions hereunder, and in the case of a Closing on either June 30, 2006 or July 31, 2006, the definition of Closing Date shall relate to such date.

5.2

Deliveries by Seller at Closing.  At the Closing, Seller will deliver the following to Buyer, each in form and substance reasonably satisfactory to Buyer:

(a)

A certificate executed on behalf of Seller by a duly authorized officer thereof, dated as of the Closing representing and certifying as to the matters set forth in Section 7.1(c) and Section 7.2(a), (b), and (d);

(b)

A certificate executed by an authorized officer of Seller certifying (i) the authority and true signature of the person or persons executing this Agreement, the Administration Agreement and the Ancillary Documents on behalf of Seller, and (ii) the authority of Seller (including resolutions adopted by Seller) to enter into and perform this Agreement, the Administration Agreement and the Ancillary Documents;

(c)

The Bill of Sale;

(d)

The Assignment and Assumption Agreement;

(e)

The SENY Shares, endorsed in blank for transfer to Buyer, without legends (other than customary provisions regarding the absence of registration);

(f)

Resignations of the SENY directors and officers;

(g)

The Administration Agreement;

(h)

Schedule Updates contemplated in Section 6.14;

(i)

All of the Renewable Energy Credits in Seller’s account in each Tracking System, subject to Buyer’s obligations under Section 6.20;

(j)

The Back-to-Back Agreement, if applicable; and

(k)

The portion of the Purchase Price payable to Buyer at Closing.

5.3

Deliveries by Buyer at Closing.  At the Closing, Buyer will deliver the following to Seller, each in form and substance reasonably satisfactory to Seller:

(a)

A certificate executed by a duly authorized representative of Buyer, dated as of the Closing representing and certifying as to the matters set forth in Sections 7.1(a), (b), and (d) and Section 7.2(c);

(b)

A certificate executed by an authorized officer of Buyer certifying (i) the authority and true signature of the person or persons executing this Agreement, the Administration Agreement and the Ancillary Documents on behalf of Buyer, and (ii) the authority of Buyer to enter into and perform this Agreement, the Administration Agreement and the Ancillary Documents;

(c)

he Bill of Sale;

(d)

The Assignment and Assumption Agreement;

(e)

To the extent obtained by the Closing in accordance with Section 6.6, written evidence, satisfactory to Seller, of the replacement of the NU Guarantees with respect to Select Contracts assigned to Buyer at the Closing and any SENY Contracts;

(f)

The Administration Agreement;

(g)

The Back-to-Back Agreement, if applicable; and

(h)

A complete list of Hired Employees certified by an authorized representative of Buyer.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1

Seller’s Conduct of Retail Business Prior to Closing.

(a)

From the Agreement Date until the Closing Date (unless Buyer shall otherwise consent in writing or unless otherwise expressly permitted hereunder) Seller shall conduct the Retail Business in the ordinary course.  In doing so, Seller and SENY shall have the right to renew or extend existing Contracts according to their terms and to engage in new business, including entering into new Contracts in accordance with current policies, procedures, practices and controls.

(b)

Buyer shall have the right, by written notice given to Seller within five (5) Business Days after the Agreement Date, to reject any Contracts (“Rejected Contracts”) of Customers identified in Section 3.5 or 3.7(d) of the Seller’s Disclosure Schedule; provided that (i) Buyer shall not have the right to reject any Contracts with Governmental Entities; and (ii) if a Customer pays amounts to Seller as a result of and/or in connection with the actions taken by Seller to terminate service pursuant to such Contract and such payment results in such Customer no longer being in material default under such Contract for nonpayment pursuant to the terms of Section 3.5 or 3.7(d) (as the case may be), then Buyer’s right of rejection shall be automatically rescinded and such previously Rejected Contract shall be an Acquired Asset or Administered Contract, as applicable.  Buyer acknowledges that the rejection of one or more Contracts in accordance with the foregoing shall not affect in any manner any other Contracts with the affected Customer that are not Rejected Contracts.

(c)

Schedule 6.1(c) sets forth as of April 11, 2006, Customers (other than Governmental Entities) that are not listed in Sections 3.5 or 3.7(d) of the Seller’s Disclosure Schedule and have failed to pay amounts due for more than thirty (30) consecutive days after the contractual due date and the aggregate amount of such delinquency exceeds Ten Thousand Dollars ($10,000).  Within ten (10) days after the Agreement Date, Buyer shall provide written notice to Seller identifying any of the Customers whose Contract Buyer would exercise the right to reject under this Section 6.1(c) if, as a result of such Customer’s continued failure, Seller updated Section 3.5 or 3.7(d) of the Seller’s Disclosure Schedule to include such Customer, in which case Seller shall have the right to terminate or cause the termination of the relevant Contracts; provided that the foregoing shall not create any right of Buyer to reject any such Contract that Seller has not terminated if such Customer ultimately does not qualify for inclusion by Seller in an update to Section 3.5 or 3.7(d) of the Seller’s Disclosure Schedule.

(d)

Buyer’s failure to provide the notices of rejection set forth in (b) and (c) above shall result in the Buyer’s irrevocable waiver of its right to reject the applicable Contract.

(e)

Seller shall have the right to terminate or cause the termination of any Contracts prior to the Closing Date if the Counterparty (i) has become Bankrupt, (ii) has failed to pay amounts due under such Contract for more than sixty (60) days after the contractual due date, or (iii) is in default of a material obligation under such Contract; provided that Seller shall notify Buyer of such intent to terminate, and if Buyer objects to such termination within three (3) days after receipt of Seller’s notice, the Parties shall negotiate in good faith an arrangement to appropriately share the credit risk associated with such Contract in lieu of termination.  In the event that Seller is unable to terminate a Rejected Contract prior to the Closing Date, Buyer agrees to perform such Rejected Contract as an Administered Contract under the Administration Agreement until such Rejected Contract is terminated; provided that if such Rejected Contract is terminated, then all payments received on account of such Rejected Contract (including any deposits or other Performance Assurance) shall be applied in priority to the accounts receivable associated with the period of service furnished by Buyer; provided, further, that if any balance remains due with respect to Buyer’s account receivable for more than thirty (30) days after the contractual due date, Seller shall pay the amount of such shortfall to Buyer, in which case Seller shall be entitled to such account receivable.

(f)

Notwithstanding anything to the contrary herein, Buyer shall not have the right to reject any Contract of Customers identified in an update to Section 3.5 or 3.7(d) of the Seller’s Disclosure Schedule, unless such update resulted from a failure of Seller to initially disclose such Customer in Section 3.5 or 3.7(d) of the Seller’s Disclosure Schedule or Schedule 6.1(c), or Buyer has indicated its intent to reject such Contract in accordance with Section 6.1(c).

(g)

Any changes in the composition of the Contracts between the Agreement Date and the Closing Date shall be reflected in the Schedules to this Agreement delivered at the Closing pursuant to Section 5.2(h), and such change shall not constitute a breach of this Agreement.

6.2

Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, incurred in connection with this Agreement and the Administration Agreement, if applicable, and the transactions contemplated by this Agreement and the Administration Agreement, including fees and expenses incurred by the Parties in connection with the Buyer Regulatory Approvals and Seller Regulatory Approvals, shall be paid by the Party incurring such fee or expense.

6.3

Taxes.

(a)

All transfer, documentary, sales, use, value added, recording, registration, filing and other such Taxes and fees (including any penalties and interest), whether levied on Buyer, Seller or SENY, or their respective Affiliates, incurred in connection with the consummation of the transactions contemplated by this Agreement and the transfer of the Acquired Assets (other than Taxes on income or gain recognized by Seller on such transfer) shall be paid by Buyer, and Buyer shall, at its own expense, file all necessary tax returns, forms and documentation with respect to all such taxes and fees.  Seller shall cooperate with the filing of such Tax Returns.

(b)

All Taxes, including the rights to the refund of any such Taxes, arising under, or relating to, the Acquired Assets for the period prior to the Closing Date shall be the sole and exclusive responsibility and right of Seller.

(c)

All Taxes arising under or relating to the Acquired Assets for the period on or after the Closing Date and the Administered Contracts subject to the Administration Agreement on or after the Closing Date, shall be the sole and exclusive responsibility of Buyer.  To the extent that Buyer cannot pay such Taxes directly due to Applicable Law, Buyer shall provide Seller with a complete and accurate Tax Return and the full amount due with respect such Taxes at least thirty (30) days before the tax filing and due date, and Seller shall file such Tax Return and pay such Taxes when due; provided that if Buyer fails to comply with the foregoing, Seller reserves the right, without prejudice to Seller's right and remedies against Buyer, to prepare and make such filing and pay such Taxes in compliance with Applicable Law, and Buyer shall reimburse Seller for the preparation costs incurred by Seller and any such Tax payments within ten (10) Business Days after Seller's request for reimbursement, together with interest at that rate applicable to delinquent payments of such Tax from the date that Seller paid such Tax.

(d)

Seller shall prepare and timely file or shall cause to be prepared and timely filed and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to the Acquired Assets (including ownership of SENY): (i) all Tax Returns for any taxable period ending prior to the Closing Date; and (ii) all other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.  Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Acquired Assets or SENY for taxable years or periods beginning on and ending after the Closing Date.  Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  If Buyer is required to file any Tax Return for a taxable period beginning before and ending after the Closing Date, Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any Tax for such period.  However, Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount by which the Tax attributable to the period prior to the Closing Date exceeds the amount of such Tax paid (including payments of estimated Tax) prior to the Closing Date.  The Tax attributable to the period prior to the Closing Date shall be determined using the Tax accounting methods and Tax elections used by Seller or SENY before the Closing Date.  Buyer shall compute the amount of the Tax attributable to the period prior to the Closing Date and shall notify Seller of such amount in writing no later than forty-five (45) days prior to filing the Tax Return.  Within twenty (20) days after the date of such notification, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the difference between (i) the amount of Tax determined by Buyer as attributable to the portion of the period prior to the Closing Date, and (ii) the amount of the Tax for the taxable period paid (including payments of estimated Tax) prior to the Closing Date by Seller, unless within fifteen (15) days after such date, Seller notifies Buyer in writing that Seller disagrees with the computation of any such amount.  In that case, the Parties shall proceed in good faith to determine the correct amount, and Seller’s payment to Buyer, or Buyer’s payment to Seller, shall be due the later of (i) the time specified in the immediately preceding sentence and (ii) ten (10) days after Seller and Buyer agree to the amount payable.  If Seller is permitted but not required under applicable state or local Tax laws to treat the day prior to the Closing Date as the last day of a taxable period, the parties shall treat such day as the last day of a taxable period.  The Parties shall treat SENY as if it ceased to be part of the affiliated group of corporations of which Seller is a member within the meaning of Section 1504 of the IRC, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the day prior to the Closing Date.

(e)

The Parties shall cooperate and share all required information on a timely basis in order to timely file all Tax Returns, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or proceeding relating to any proposed adjustment.  Each Party shall retain or cause to be retained all Tax Returns, and books and records pertinent to the Retail Business until the applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Entity.  After the Closing, each

Party will give the other reasonable notice prior to discarding or destroying any such Tax Returns, and books and records relating to Tax matters, in which case each Party will allow the other upon request to take possession of such Tax Returns, and books and records at the requesting Party’s expense.  The Parties shall cooperate with each other in the conduct of any audit or other proceedings involving the Acquired Assets for any Tax purpose; provided that Seller shall have the sole right to represent SENY’s interests in any audit or examination by any Governmental Entity (“Tax Audit”) relating to taxable periods ending prior to the Closing and to employ counsel of its choice at Seller's expense.  In the case of a period that begins before and ends after Closing, Seller shall be entitled to participate at Seller's expense in any Tax Audit relating in any part to Taxes attributable to the portion of such period deemed to end on or before the Closing Date, but Buyer shall control the Tax Audit.  None of Buyer, any of its Affiliates or SENY may settle or otherwise dispose of any Tax Audit for which Seller may have a liability under this Agreement, or which may result in an increase in Seller’s liability under this Agreement, in each case without the prior written consent of Seller.

(f)

Any payment by Buyer or Seller under this Section 6.3 will be deemed an adjustment to the Purchase Price.

(g)

Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 6.3 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(h)

Buyer agrees to make the election described in Reg. Section 1.1502-21T(b)(3)(ii)(B) to relinquish, with respect to all consolidated net operating losses attributable to the Company, the portion of the carryback period for which SENY was a member of the consolidated group which included Seller.

(i)

Seller shall cause the common parent of the affiliated group of corporations filing a consolidated federal income Tax Return which includes SENY (the “Seller Group”), to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, for which an election has been made if any) of Seller Group for all periods ending on or before or which include the Closing Date, all Tax Items of SENY which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all taxes due with respect to the periods covered by such Tax Returns.

(j)

Any Tax Return to be prepared pursuant to the provision of this Section 6.3 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Applicable Law.

(k)

Effective as of the Closing Date, any tax indemnity, sharing, allocation or similar agreement or arrangement that may be in effect prior to the Closing Date between or among the Seller Guarantor and SENY, shall be extinguished in full, and any Liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable.

(l)

(i)  Seller and each member of Seller Group shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to SENY within the possession of Seller or any member of Seller Group (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Section 6.3. (ii) Buyer shall grant or cause SENY to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to SENY within the possession of Buyer or SENY (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Section 6.3. (iii) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to SENY or to any claims, audits or other proceedings affecting SENY until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(m)

If Buyer notifies Seller in writing no fewer than two (2) Business Days prior to the Closing that Buyer is irrevocably electing to make an election under Section 338(g) and 338(h)(10) of the Code and any similar state law elections in all applicable states (the "Elections"), the Seller shall cause the common parent of the "selling group" of SENY (as defined in Treasury Reg. Section 1.338-2(c)(16)) to join Buyer in making timely Elections with respect to the sale and purchase of the SENY Stock pursuant to this Agreement, and each Party shall provide to the other all necessary information to permit such Elections to be made.  The Seller and the Buyer shall, as promptly as practicable following the Closing Date, take or cause to be taken all actions necessary and appropriate (including filing such forms, returns, schedules, and other document as may be required) to effect and preserve timely the Elections.  In connection with such Elections, Seller and the Buyer shall act together in good faith to (i) determine and agree upon the “aggregate deemed sale price” for the assets of SENY (within the meaning of Treasury Regulation Section 1.338-4T) and the "adjusted grossed-up basis" for the assets of SENY (within the meaning of Treasury Regulation Section 1.338-5) and (ii) agree upon appropriate allocations (the "Allocations") of the “aggregate deemed sale price” and "adjusted grossed-up basis" among the assets of SENY in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder.  The Seller shall calculate gain or loss, if any, resulting from the Elections in a manner consistent with the

Allocations in any Tax return or otherwise and Buyer shall allocate the "adjusted grossed-up basis" among the assets of SENY in a manner consistent with the Allocations and shall not take any position inconsistent with the Allocations in any Tax return or otherwise.  If the Parties are unable to agree upon the calculations of either (i) “aggregate deemed sale price” for the assets of SENY, (ii) the "adjusted grossed-up basis” for the assets of SENY or (iii) the Allocations, then, independent tax counsel or a nationally recognized public accounting firm, in each case mutually acceptable to Seller and Buyer, shall be engaged to decide the dispute, the cost of such counsel or accounting firm to be shared equally by Seller and Buyer.

6.4

Collection of Receivables; Account Billings Following Closing.

(a)

Seller shall be entitled to receive all amounts due and payable for products and services provided or supplied and which will become payable under the Retail Service Contracts and the SENY Contracts for the retail sale of Power or Gas for or relating to the period prior to the Closing Date.  Buyer shall be entitled to receive and collect all amounts due and payable under such Contracts for and relating to the period on and after the Closing Date.  The Parties shall coordinate and develop a methodology and protocol for effecting such allocation.

(b)

After the Closing Date, Seller shall bill and collect receivables under the Retail Service Contracts and the SENY Contracts for the retail sale of Power or Gas for products and services provided or supplied during the billing cycle in effect for each Customer as of the Closing Date  (the “Receivables Proration Period”).  To effect the entitlements set forth in Section 6.4(a), receivables with respect to the Receivables Proration Period shall be prorated between Seller and Buyer using the average billing charge per day over the billing cycle such that Seller shall have the benefit of that portion of any such receivable related to products and services provided or supplied prior to the Closing Date, and Buyer shall have the benefit of that portion of any such receivable related to products and services provided or supplied on and after the Closing Date.  After such invoicing with respect to the Receivables Proration Period, Buyer shall be responsible for any and all billings and collections with respect to the Acquired Assets. Where permitted by the applicable LDC, Buyer will have the option, at its own expense, to cause such LDC to perform a meter read as of the Closing Date, in which case such actual usage data will be used for allocation for the Receivables Proration Period in lieu of the proration otherwise provided hereunder.

(c)

In order to effect Section 6.4(a) above, Buyer shall permit and cause each payment received from a Customer to be applied in the following order: first, against the invoice, if any, indicated with the payment; second, if the amount of the payment equals the amount reflected on any outstanding invoice, against such invoice; third, if a payment cannot be allocated by following the first two steps, then Buyer and Seller shall cooperate to contact the Customer to determine the Customer’s payment intent; fourth, for receipts during the sixty (60) days after the Closing Date, if the Customer’s payment intent cannot be determined, then Seller shall be entitled to such payment (to the extent of any Retained Accounts Receivables with respect to such Customer only, with any remaining amount to be retained by Buyer); fifth, for receipts more than sixty (60) days after the Closing Date and up to one hundred and twenty (120) days after the Closing Date, if the Customer’s payment intent cannot be determined, then such payment shall be divided equally between Buyer and Seller, provided that if such payment would satisfy entirely the Retained Accounts Receivable or the accounts receivable due Buyer with respect to such Customer, any balance remaining shall be paid to the other Party to the extent of its remaining receivables, and any remaining amount thereafter (if any) will be at Buyer’s election either applied to Customer’s account with Buyer or returned to the Customer; and sixth, for receipts more than one hundred and twenty (120) days after the Closing Date, if the Customer’s payment intent cannot be determined, then Buyer shall be entitled to such payment to the extent of any outstanding receivables of Buyer with respect to such Customer only, with any remaining amount to be paid to Seller, provided that if such payment would satisfy entirely the Retained Accounts Receivable or the accounts receivable due Buyer with respect to such Customer, any balance remaining shall be paid to the other Party to the extent of its remaining receivables, and any remaining amount thereafter (if any) will be at Buyer’s election either applied to Customer’s account with Buyer or returned to the Customer.  Seller shall retain all prepayments, deposits, letters of credit and other performance assurance supplied by each Customer of Seller or SENY and any Counterparty to a Partner Agreement, for a period of sixty (60) days after the Closing, and thereafter such prepayments, deposits, letters of credit and other performance assurance shall be held by Buyer and become Buyer’s responsibility; provided that, neither Seller nor Buyer may draw upon more than fifty percent (50%) of any such prepayments, deposits, letters of credit or other performance assurance (as constituted as of the Closing Date) unless the underlying Contract has been terminated and the accounts receivable due the other Party have been paid in full.

(d)

Buyer and Seller shall cooperate regarding any Cancels/Rebills received by either of them with respect to the Contracts following the Closing.  The Parties shall prepare a joint reconciliation that net settles any Cancels/Rebills, in the aggregate in excess of Fifty Thousand Dollars ($50,000), over the term of the Reconciliation Period paid or received by a Party not responsible for such Cancels/Rebills hereunder at intervals of thirty (30), sixty (60), one hundred eighty (180) days and one year in each case, following the Closing Date (such periods collectively, the “Reconciliation Period”).

(e)

Seller reserves the right to employ any commercially reasonable means in its sole discretion in the collection of delinquent Retained Accounts Receivable by it.  In the event that a particular Customer is delinquent in payments to both Seller and Buyer, Seller and Buyer agree to coordinate their collection efforts.

(f)

In connection with the implementation of this Section 6.4, the Parties shall develop a methodology and protocol for effecting the allocation hereunder of responsibility for AE/CC Commission, Broker Fees and fees and/or other payments under Program Agreements, and each Party shall promptly furnish after request from the other Party reasonable documentation supporting such allocation.  Without limiting the generality of the foregoing, Seller shall have the right, with respect to that portion of Customer payments on invoices issued for the Receivables Proration Period that otherwise would be due to Buyer pursuant to Section 6.4(b), to (i) retain therefrom amounts necessary to reimburse AE/CC Commissions and fees and/or other payments under Program Agreements paid by Seller, but attributable to the period allocated to Buyer pursuant to Section 6.4(b) and subject to Section 6.13(d); and (ii) deduct therefrom for payments to the appropriate Counterparties that portion of Broker Fees and fees and/or other payments under Program Agreements relating to that portion of the Receivables Proration Period allocated to Buyer pursuant to Section 6.4(b).

(g)

If the Hired Employees include a material portion (whether by number, seniority, function, experience or otherwise) of Seller's billing and collection unit, Seller, by written notice given to Buyer after the Closing, may request that Buyer provide, at no cost to Seller, all or any portion of the billing and collection services contemplated to be performed by Seller under this Section 6.4.  In any such event, the Parties shall reasonably coordinate the provision of such services by Buyer.

(h)

Administered Contracts subject to the Administration Agreement shall be treated in a manner consistent herewith.

(i)

Seller reserves the right to use copies of the Seller Intellectual Property in connection with billing and collection of Retained Accounts Receivable by Seller.

(j)

This Section 6.4 shall survive the Closing for the period necessary to give full effect to its terms.

6.5

Access to Information.

(a)

After the Agreement Date and until the Closing, at Buyer’s request and upon reasonable prior notice to Seller, Buyer shall have reasonable access (at Buyer’s sole cost and expense) during Seller’s normal business hours to, and Seller shall cause its officers and employees to furnish to Buyer, the files of Seller relating to the Retail Business, not constituting Proprietary Information of Seller or its Affiliates.  Buyer acknowledges that following the Agreement Date, Seller may have limited resources to assist Buyer in identifying and obtaining such additional information.  Seller reserves the right to establish procedures for such access (including prohibitions on copying) in a manner reasonably necessary to comply with confidentiality provisions or other limitations on disclosure that are binding on Seller and/or its Affiliates.

(b)

On and after the Closing Date, Buyer shall have access to copies of (i) all Contracts (including amendments thereto) in Seller’s possession (including SENY Contracts); and (ii) credit files, customer files, other non-proprietary or confidential corporate records related to the Acquired Assets, and personnel records with respect to Hired Employees subject to obtaining any consents and releases with respect thereto or as otherwise required under Applicable Law (“Acquired Records”); provided, that Seller is permitted to retain SENY documents that are not related to the Retail Business, and such documents are not Acquired Records.  Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer all original copies of Contracts in its possession, as well as the Contracts or Acquired Records.  Buyer agrees that Seller may retain copies of any Acquired Records it reasonably needs to fulfill its obligations under this Agreement or the Administration Agreement, or related to its obligations under Applicable Law or the winding-down of its business.

(c)

For a period equal to the later of (i) two (2) years following the Closing Date, and (ii) the expiration or termination of the Administration Agreement, Buyer grants to Seller reasonable access to the books and records of SENY to the extent that such access may be reasonably required by Seller, including access required in order for Seller to meet its obligations regarding access to information under Section 5.2(c) of that certain Stock Purchase Agreement, dated as of September 28, 2001, between Seller and Niagara Mohawk Holdings, Inc.

6.6

Consents; Performance Guarantees.

(a)

Prior to Closing, Seller shall notify in writing the Counterparties of the sale of the Retail Business.  In connection with and/or shortly after such written notice, Seller shall use Commercially Reasonable Efforts to obtain any required consents to the assignment and/or novations of the Contracts as determined by Seller, in such form (including a Consent to Assignment and Release) and by such means as mutually agreed by Buyer and Seller.  Buyer shall use Commercially Reasonable Efforts to assist Seller and its Affiliates in obtaining any and/or all of such consents or novations; provided that after the Agreement Date but before the Closing Date, Buyer shall not directly or indirectly contact and/or solicit, including through press releases, advertising, direct mail and/or other communications, any Counterparties without Seller's prior written consent.

(b)

Without limiting the generality of subsection (a) above, and subject to subsection (c) below, within five (5) Business Days after the request of Seller or following the Closing with respect to Contracts where consents or novations have been obtained, the Buyer shall (a) replace all surety bonds issued to Counterparties as set forth in Schedule 1.1(n) to be effective as of the Closing Date, or (b) use Commercially Reasonable Efforts to provide reasonable credit assurance, performance assurance and/or other undertakings in connection with each Contract, such that neither Seller nor any of its Affiliates, including NU, have any obligations with respect to any such guarantees or undertakings after the Closing Date with respect to performance under such Contracts after the Closing Date.

(c)

Prior to Closing, Buyer shall use Commercially Reasonable Efforts to substitute or replace, or provide for the substitution or replacement effective as of the Closing, of those performance guaranties and letters of credit by or on behalf of SENY, including those listed on Schedule 1.1(n) (“SENY Assurances”), in a reasonable form such that neither Seller nor any of its Affiliates, including NU, have any obligations with respect to any such SENY Assurances after the Closing Date with respect to supply or delivery on and after the Closing Date. With respect to any SENY Assurances that Buyer cannot substitute or replace prior to the Closing, Buyer agrees to indemnify Seller and its Affiliates for any Damages that Seller or its Affiliates suffer related to such

SENY Assurances with respect to supply or delivery on and after the Closing Date until Buyer is able to provide such substitution or replacement.  All security deposits of cash with third parties by or on behalf of SENY, including those listed on Schedule 1.1(n) shall be left in place with such third parties, and the Purchase Price shall be adjusted in Seller’s favor dollar for dollar with respect to such deposits as provided in Section 2.2(c).   Seller agrees to indemnify Buyer pursuant to Article IX for any Damages that Buyer suffers related to application by a Person withdrawing such security deposits for supply or delivery obligations of Seller prior to the Closing Date in an amount that varies from such Purchase Price adjustment.

(d)

This Section 6.6 shall survive the Closing for the period necessary to give full effect to its terms.

6.7

Maintenance of Contracts Pending the Closing Date.  In addition to the provisions set forth in Section 6.1, between the Agreement Date and the Closing Date, Seller will not, and will cause SENY not to, grant, create or suffer to exist any Encumbrance on any of the Contracts, except for Permitted Encumbrances, unless otherwise consented to in writing by Buyer which consent shall not be unreasonably withheld, conditioned or delayed.  The Parties acknowledge and agree that Seller or its Affiliates may, for Contracts that have been assigned to Buyer, provide notice of termination (effective as of the Closing Date) of NU Guarantees under any Contracts or arrangements with other Persons; provided that the notice of termination does not constitute a breach of the underlying Contract.

6.8

Notice of Certain Events.  Each Party shall promptly notify the other Party of (a) any change or occurrence, or failure to occur, of any event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to a Party or otherwise results in any representation or warranty of such Party hereunder being inaccurate in any material respect; (b) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (c) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (d) any written notice of default from a Counterparty with respect to any material Contract; (e) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated hereby (to the extent legally permitted); and (f) receipt of written notice of any action, suit, claim, investigation or proceeding directly involving any of the Acquired Assets that would reasonably be expected to materially and adversely affect or impair the consummation of the transactions contemplated hereby.  Each Party hereby acknowledges that the other Party does not and shall not waive any right it may have hereunder as a result of such notifications.

6.9

Cooperation.  The Parties shall cooperate in good faith and use Commercially Reasonable Efforts to obtain, and not to oppose directly or indirectly, the Buyer Regulatory Approvals or the Seller Regulatory Approvals.  The Parties will cooperate, support, assist in preparing or prepare and join in any filings, applications and other documents reasonably requested by the other Party in connection with this Agreement.  Seller and Buyer will each use Commercially Reasonable Efforts to prepare and file (or otherwise effect) as promptly as practicable after the Agreement Date all applications, notices, petitions and filings with respect to the Seller Regulatory Approvals and Buyer Regulatory Approvals.

6.10

Further Assurances.  Each Party shall execute and deliver such additional instruments of sale, transfer, conveyance, assignment and confirmation and take such additional action as is necessary to (a) transfer, convey and assign to Buyer, and for Buyer to assume and accept, in each case in accordance with the terms hereof, the Administered Contracts (as they become transferable), the Acquired Assets and Assumed Liabilities and/or to cause Seller and its Affiliates to be released from the Assumed Liabilities and NU from the NU Guarantees, and (b) provide for the performance of the obligations of each Party under the Administration Agreement.  This Section 6.10 shall survive for a period of one (1) year after the Closing Date; provided that the foregoing undertakings with respect to the Administration Agreement shall survive until the full performance of all obligations thereunder.

6.11

Use of Seller’s Name and other Proprietary Information.

(a)

Effective on the Closing Date, Seller hereby grants to Buyer a non-exclusive, non-transferable, royalty-free right and limited license to use the name and logo set forth on Schedule 6.11 hereto that are used by Seller in connection with the Retail Business (collectively, the “Marks”) subject to the provisions hereof (the “Name Use License”) in connection with Buyer’s purchase of the Acquired Assets pursuant to this Agreement and Buyer’s performance of the Administered Contracts pursuant to the Administration Agreement or pursuant to any Backed Transaction, in each case subject to Seller’s right to cancel such Name Use License as provided in Section 6.11(c).

(b)

Subject to Section 6.11(c) below, the Name Use License shall remain in effect, and Buyer shall only use the Marks (i) for purposes of marketing of retail products and services in the electric energy and natural gas industries pursuant to the transactions contemplated under this Agreement, for a period of six (6) months following the Closing Date, and (ii) for purposes of performing services under the Administration Agreement or pursuant to any Backed Transaction, until such agreement or Backed Transaction is terminated or expired. Buyer acknowledges that Seller will continue to use the  Marks.  Accordingly, Seller retains the right to use the Marks in any manner and to grant non-exclusive licenses to any third parties to use the Marks other than for the sale of retail Power or Gas.  Seller further reserves the right and discretion to restrict, by written notice given to Buyer, the Name Use License in any instance in which Seller determines that the dual use of any of the Marks adversely affects Seller's business.  Without limiting the generality of the foregoing, the Name Use License does not extend to use of the Marks for purposes of conducting business other than on the retail level, and Buyer shall not use any of the Marks in connection with registrations, filings, agreements and/or any other transactions with any Person (including, without limitation, any System Operator) other than Buyer’s supply of electric energy and/or natural gas to such Person for end use consumption, except to the extent that Seller otherwise approves any such use in writing in advance.

(c)

In connection with the Name Use License provided in Section 6.11(a), Buyer shall use the Marks consistent with Seller’s past practice and any other guidelines or communications provided to Buyer, and that Seller may terminate the Name Use License at any time in its sole discretion if used otherwise.  In addition, except as otherwise provided in this Agreement or the Administration Agreement with respect to the Administered Contracts, Buyer and its Affiliates shall not hold themselves out as agents or representatives of Seller or its Affiliates, and Seller may terminate the Name Use License at any time in its sole discretion if Buyer or its Affiliates violate any of the foregoing prohibitions.

(d)

Buyer acknowledges that Seller makes no representations or warranties, express or implied, with respect to the Marks, and, without limiting the generality of the foregoing, specifically disclaims any implied warranties of merchantability, title, noninfringement or fitness for a particular purpose.

(e)

This Section 6.11 shall survive the Closing for the period necessary to give full effect to its terms.

6.12

Cooperation Regarding the Transfer of Certain Responsibilities and Obligations.  The Parties shall cooperate in good faith to facilitate the transfer from Seller to Buyer as of the Closing Date of all responsibilities for meeting the requirements of and complying with the rules and procedures of applicable System Operators, Pipeline Administrators and LDCs related to the Contracts (including the enrollment of Customers), whether such Contracts are transferred on the Closing Date or will be performed as Administered Contracts pursuant to the Administration Agreement.  In addition, to the extent that Seller or SENY has LDC Obligations, Load Obligations or Pipeline Obligations in connection with any of the Contracts, the Parties shall cooperate and take all steps reasonably necessary to transfer such LDC Obligations, Load Obligations or Pipeline Obligations to Buyer in accordance with all applicable requirements, rules and procedures, as of the Closing Date.  If any of such obligations cannot be transferred effective on the Closing Date and/or the Parties mutually determine to defer any of such transfers to minimize disruptions, including for the avoidance of Customer enrollments other than at the end of the applicable billing cycle, Buyer and Seller shall fully indemnify and reimburse each other, within three (3) Business Days after request therefor, with respect to all Liabilities of Seller and its Affiliates or Buyer incurred as a result of, and/or in connection with, each such transfer not occurring as of the Closing Date. If this Agreement is terminated in accordance with Article VIII, Buyer shall promptly take any and all steps necessary to effect the immediate transfer of the LDC Obligations, Load Obligations or Pipeline Obligations back to Seller or SENY, as the case may be; provided that if the immediate transfer of the Load Obligation or Pipeline Obligation back to Seller or SENY is delayed, Buyer shall execute such documents or forms and act at the instruction of Seller to place Seller in the same position Seller or SENY would have been in if the LDC Obligations, Load Obligations or Pipeline Obligations had been immediately transferred back to Seller or SENY.  This Section 6.12 shall survive the Closing for the period necessary to give full effect to its terms.

6.13

Workforce Covenants.

(a)

Within two (2) Business Days after the Agreement Date, Seller shall provide to Buyer a listing of Seller’s account executives engaged in the Retail Business, and within five (5) Business Days Seller shall provide to Buyer a listing of all other employees engaged in the operation or administration of the Retail Business.  Such list shall include base salary information, the years of Seller-credited service for each such current employee, and the maximum amount of severance such employee would be entitled to under Seller’s existing severance policy, all as of May 31, 2006.  Buyer will be permitted, following execution hereof, to interview any of the listed individuals and to offer employment, on comparable terms as such employee had with Seller, to any such employee on and after Closing, but is not required as a condition hereof to offer employment to any such individual.  Notwithstanding any hiring decision, Buyer will have no liability to either such employee or Seller in connection with any of Seller’s benefit plans (including pension obligations of Seller and its Affiliates), policies or procedures, term or condition of employment, and nothing herein is intended to create any right, privilege or claim in any such employee or Seller, and Buyer expressly disclaims that such employees are intended beneficiaries hereof.  Subject to the qualification above, and the provision that the one (1) year requirement for entry into Buyer’s pension plan cannot be waived and that such employees would not be given credit for prior service for purposes of determining benefit payments amounts under Buyer’s pension plan, Buyer covenants with Seller that any such employee accepting employment with Buyer will be provided with the benefits offered under Buyer’s benefits, policies and procedures to similarly situated Buyer’s employees, including credit for service for purposes of vesting benefits under Buyer’s pension plan, as if the scheduled years of Seller’s service were deemed to be service as an employee of Buyer.  Buyer shall notify Seller promptly of each individual decision regarding employment of Persons then working for Seller, and shall have made all such decisions regarding such employment and notified Seller thereof not later than fifteen (15) days prior to the Closing and shall provide Seller a final list of the names of such all such individuals at that time.  Buyer and Seller shall cooperate with respect to communications to employees and regarding Buyer’s hiring decisions. Subject to the confirmation in writing prior to the Closing Date by each such individual of his or her intention to be so employed (each such a “Hired Employee”), each Hired Employee shall be retained by Buyer on an at-will basis effective as of the Closing Date.  Buyer acknowledges that certain employees may remain employed by Seller and/or its Affiliates and that employees may choose not to accept an offer of employment with Buyer, and the Parties agree that neither event shall constitute a breach hereunder by Seller or otherwise excuse the full performance by Buyer of its obligations in accordance with the terms hereof.

(b)

With respect to each Hired Employee:

(i)

Buyer shall employ such Hired Employee for a period of not less than ninety (90) days following the Closing (the “Initial Employment Period”) (provided that Buyer retains the right to terminate any such Hired Employee for cause); and

(ii)

Any Hired Employee terminated after the first (1st) anniversary of the Closing Date shall be entitled to receive such severance benefits as may be applicable under severance plans maintained or adopted by Buyer.

(c)

In the event that Buyer terminates any Hired Employee during the Initial Employment Period for any reason other than for cause, Buyer shall pay any such terminated Hired Employee an amount equal to such terminated Hired Employee’s base salary for the remainder of the Initial Employment Period, plus Enhanced Severance; provided that such terminated Hired Employee executes and delivers to Buyer a general release and covenant not to sue in favor of Buyer, Seller and their respective Affiliates in a form reasonably acceptable to Seller.  In the event that Buyer terminates any Hired Employee after the Initial Employment Period but prior to the first (1st) anniversary of the Closing Date for any reason other than cause, Buyer shall pay any such terminated Hired Employee Enhanced Severance, subject to receipt of the release reference in the immediately preceding sentence.

(d)

After the Closing, Buyer shall continue to pay all AE/CC Commissions that are Assumed Liabilities to any Hired Employees who earned such AE/CC Commissions while employed by Seller in accordance with the Commission Plan and Seller’s past practices.  With respect to AE/CC Commissions that are Assumed Liabilities, but are payable to persons who are not Hired Employees because they were not offered comparable employment by Buyer, Buyer shall reimburse Seller for an amount equal to fifty percent (50%) of the aggregate payment by Seller to such persons  with respect to such AE/CC Commissions; provided, that Buyer’s reimbursement obligation hereunder extends only to such commissions that Seller pays prior to or on December 31, 2007; provided further, that in the event Seller has not paid any such commissions due to proceedings before any Governmental Entity, mediator, arbitrator or similar dispute resolution forum, initiated with respect to such person prior to December 31, 2007, Buyer shall be obligated to reimburse Seller as described above for any AE/CC Commissions paid by Seller with respect to the conclusion or settlement of any such proceeding.  With respect to Persons who are offered comparable employment with Buyer, but do not accept the offer, Seller shall not pay any severance or AE/CC Commissions following the failure to accept such offer.  For purposes of clarity, the transactions contemplated by this Agreement shall not constitute a “realignment, reorganization or downsizing” under the Commission Plan.

(e)

This Section 6.13 shall survive the Closing for the period necessary to give full effect to its terms.

6.14

Supplements to Schedules.

(a)

From time to time prior to the Closing Date, in addition to the changes contemplated under Section 6.1, Seller shall supplement or amend and deliver updates to the Schedules to this Agreement (each a “Schedule Update”) which are necessary to complete or correct any information in the Schedules or in any continuing representation or warranty of Seller which has been rendered inaccurate since the Agreement Date.

(b)

If Buyer shall notify Seller in writing of any potential indemnification claim under Section 9.4 with respect to a Schedule Update Seller shall have the right, within ten (10) Business Days after receipt of such written notice from Buyer, to cure, if possible, any claimed deficiency or breach identified in Seller’s Schedule Update; provided that any such effort to cure shall not prejudice either Buyer’s right to pursue or Seller’s right to dispute any such claim for indemnification.

(c)

Schedule Updates related to Select Contracts or SENY Contracts will be delivered by Seller at the Closing to reflect any changes (as reflected in Seller’s and SENY’s records as of the Closing Date) to such Schedules originally attached to this Agreement on the Agreement Date.  Buyer acknowledges that due to the continued operation of the Retail Business throughout the period between the Agreement Date and the Closing Date that Schedule Updates related to such Schedules may not include all of the Contracts as of the Closing due to the difficulties of reporting such changes in real time.  Consequently, Seller shall, as soon as practicable following the Closing, update the appropriate Schedules for any such Contracts not listed in such Schedule Updates.  Representations and warranties of Seller regarding the Schedules shall be effective as of the date such Schedules are updated pursuant to the terms herein.

6.15

Bulk Transfer Laws.  Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

6.16

Transition Services.  For the periods set forth on Schedule 6.16, Seller will use Commercially Reasonable Efforts to provide those transition services designated by Buyer on Schedule 6.16 at prices to be mutually agreed upon by Buyer and Seller prior to the Closing Date; provided that, in the event that Buyer and Seller are unable to reach such agreement on pricing for any transitional services in whole or in part prior to the Closing Date, acting reasonably and in good faith, Seller shall thereafter provide such services and Buyer shall reimburse Seller for Seller’s actual fully-loaded costs (including salary, benefits and retention costs) with no profit margin of providing such services, with any dispute regarding such reimbursement being resolved pursuant to Section 10.17.  Seller shall furnish any such services in a manner consistent with past practices; provided (a) to the extent any Hired Employees previously performed such services for Seller and/or its Affiliates, Seller, by written notice given to Buyer after the Closing, may decline to provide all or any portion of the affected services; and (b) Seller reserves the right to vary from such past practices as a result of resource limitations, including the departure of personnel who previously performed such services for Seller.  Notwithstanding anything to the contrary set forth herein and/or under Applicable Law, Seller and its Affiliates shall have no Liability to Buyer and/or its Affiliates for any services performed pursuant to this Section 6.16, and Buyer hereby releases and discharges Seller and its Affiliates from such Liability, it being understood that Buyer's sole recourse and remedy for dissatisfaction with the performance of services shall be termination of the services arrangement unless such liability arises from recklessness or willful misconduct.  This Section 6.16 shall survive after the termination of the service period until Buyer has paid Seller in full for such services in accordance with Schedule 6.16.

6.17

Buyer Master Agreements.  The Parties contemplated that in connection with the  assignment of each Sourcing Contract, simultaneously with the Closing, the Counterparty to such Sourcing Contract will release Seller and its Affiliates, in a form acceptable to Seller, from all Liabilities under such Sourcing Contract, and such Sourcing Contract shall constitute a transaction under, and otherwise governed by, the Master Agreement(s) between Buyer and such Counterparty.  The Parties do not contemplate that Seller will transfer its Master Agreements with Counterparties to Buyer.  To effect the foregoing, prior to the Closing Date, (a) with respect to Master Agreement(s) between Buyer and the Counterparty to each Sourcing Contract in existence as of the Agreement Date, Buyer shall negotiate in good faith with each such Counterparty to allow for such assignment to occur without incident; and (b) to the extent that Buyer does not have any or an appropriate Master Agreement in effect with any Counterparty to a Sourcing Contract that allows Buyer to transact with that Counterparty for Power and/or Gas (as the case may be), Buyer shall use Commercially Reasonable Efforts to enter into with each such Counterparty all agreements or confirmations necessary to transact with that Counterparty for Power and/or Gas.

6.18

Customer Notification.  As soon as practicable following the Agreement Date and/or the Closing Date, and only to the extent required by Applicable Law, Seller and Buyer will cause to be sent to the active Customers under Retail Sales Contracts a notice of the transfer of such Customers from Seller to Buyer, which notice will comply with all applicable requirements of the public utility commissions having jurisdiction (“PUCs”), all other relevant Governmental Entities and LDCs related to the transfer of Power and/or Gas customers.  Such notices shall contain such information concerning Seller and Buyer as is required by Applicable Law and/or LDC Rules.  After the Closing Date, Buyer also shall cause SENY to send any and all notices to Customers under SENY Contracts, PUCs and all other relevant Governmental Entities and LDCs, in each case as required under Applicable Law and/or LDC Rules in connection with the consummation of the transactions contemplated by this Agreement.  Seller, in its discretion, may combine the notices required under this Section 6.18 with the notice contemplated under Section 6.6.  This Section 6.18 shall survive the Closing for the period necessary to give full effect to its terms.

6.19

Seller’s Retention of Certain SENY Assets; Other SENY Actions.

(a)

Buyer acknowledges and agrees that prior to the Closing, SENY intends to assign, in a manner reasonably determined by Seller, its account receivables, routine collection matters and bankruptcy claims (including those collection matters and bankruptcy claims owned by or applicable to SENY included on Schedule 2.1(b)(ii)) in existence immediately prior to the Closing Date to an Affiliate, and that any such accounts receivable, routine collection matters and bankruptcy claims will not be held by SENY when the SENY Shares are sold to Seller.  Buyer agrees that to the extent Seller is unable to effectuate such assignments prior to the Closing, Buyer will use Commercially Reasonable Efforts, at Seller’s expense, to effect such assignments after the Closing, to be effective, where permitted by Applicable Law, as of the Closing Date.  In the event that any such matters or claims are not assigned to Seller prior to Closing, Seller will indemnify Buyer pursuant to Article IX for all Damages suffered by Buyer associated with any such matters between the Closing Date and the eventual assignment of such matters.

(b)

Buyer also acknowledges and agrees that prior to the Closing, Seller and SENY shall remove all cash from SENY bank accounts, and that Seller shall retain any such cash or cash equivalents where ever held, as well as any cash of SENY in money pools of Seller Affiliates; provided that, to the extent necessary Seller shall leave sufficient cash in SENY checking accounts to cover any outstanding checks of SENY written prior to Closing, and Buyer shall cause such checks to be honored following the Closing to the extent that Seller left funds in SENY’s account available therefor.

(c)

Prior to Closing, SENY shall terminate all existing agreements and money pool arrangements with Seller and its Affiliates which impose obligations on SENY after the Closing, except that this provision will not act to terminate SENY’s obligations to perform such actions as are necessary to effect transactions as are permitted to be performed after Closing pursuant to the terms of this Agreement.  Seller’s Affiliates shall not, and shall not be obligated to, provide insurance of any kind for SENY after the Closing Date.

(d)

Prior to Closing SENY shall transfer to Seller or another Affiliate all deposits or prepayments of Customers and other Counterparties held by SENY in a manner reasonably determined by Seller for disposition in the manner set forth in Section 6.4.

(e)

Prior to the Closing, SENY shall assign and/or transfer to Seller and/or its Affiliates in a manner reasonably determined by Seller, (i) its office leases in Albany and Syracuse, New York, and (ii) all furniture, equipment, systems or similar tangible assets of SENY that are in SENY’s Albany and Syracuse, New York offices or in off-site storage (collectively, the “Retained Syracuse Assets”).  Buyer agrees that to the extent Seller is unable to effectuate such assignments and/or transfers prior to the Closing, Buyer will cause SENY to effect such assignments and/or transfers (at Seller’s expense) after the Closing, to be effective, where permitted by Applicable Law, as of the Closing Date.  Seller will indemnify Buyer pursuant to Article IX for all Damages suffered by Buyer associated with the Retained Syracuse Assets between the Closing Date and the eventual assignment and/or transfer of such assets.

(f)

Buyer shall reimburse Seller dollar-for-dollar for the value of any prepayments for goods or services made by SENY prior to the Closing that inure to the benefit of Buyer on and after the Closing.  Within thirty (30) days after Closing, Seller shall provide Buyer a list of any such prepayments along with reasonable supporting documentation, and the aggregate value of such prepayments shall be settled as a dollar-for-dollar adjustment to the Purchase Price in favor of Seller as provided in Section 2.3(c).

6.20

Renewable Portfolio Standards Reporting Obligations.  Following the Closing, Buyer shall assume responsibility, at its own expense, for taking all action (other than executing any filing or registration with, or application or request for consent or approval of, any Governmental Entity) and providing all information necessary for Seller to comply with all Attribute Laws applicable to it for the states and time periods set forth on Schedule 6.20 which time periods extend beyond the Closing (the “Attribute Law Requirements”).  Without limiting the generality of the foregoing, Buyer shall be responsible at its own expense for (a) purchasing Renewable Energy Credits on behalf of Seller, (b) depositing those Renewable Energy Credits in Seller’s accounts in the Tracking Systems used to demonstrate compliance with the Attribute Law Requirements, (c) preparing for execution by Seller the filings and registrations with Governmental Entities necessary for Seller to demonstrate compliance with the Attribute Law Requirements, and (d) upon execution of such filings and registrations by Seller, filing such filings and registrations with the appropriate Governmental Entities prior to the deadline therefor.  All filings and registrations prepared by Buyer pursuant to this Section 6.20 shall be provided to Seller at least thirty (30) days prior to the deadline date when such filing or registration must be filed with a Governmental Entity.  In order to effect the purposes of this Section 6.20, Seller appoints Buyer as its agent solely for the purpose of effecting transactions in the Tracking Systems at Buyer’s expense, and Seller will execute such forms and other documents as may be necessary to evidence or effect that appointment.  Seller will use Commercially Reasonable Efforts to cooperate with Buyer in performing its obligations under this Section 6.20.  This Section 6.20 shall survive the Closing for the period necessary to give full effect to its terms.

6.21

Cure of Material Adverse Effect.  Each Party shall exercise Commercially Reasonable Efforts to cure any known Material Adverse Effect existing with respect to such Party prior to the Closing.

6.22

Buyer Maintenance of Permits and Agreements.

(a)

Buyer shall secure and maintain all Permits set forth on Schedule 4.6(a), at Buyer's sole cost and expense (including costs of preparation, any filing fees and/or charges, and any bonds or other performance assurance relating to such Permits), in a manner that assures procurement on or before the Closing Date.  Buyer shall furnish to Seller copies of each application for such Permit simultaneously with the submission thereof to the applicable Governmental Entity, and within three (3) Business Days after Buyer's issuance or receipt, as the case may be, Buyer shall provide copies to Seller of any written communication submitted to, and/or received from, such Governmental Entity and/or otherwise relating to each such Permit.  Without limiting the generality of the foregoing, Buyer shall immediately notify Seller of any adverse action and/or other development with respect to such permitting process.  Buyer shall furnish to Seller copies of each such Permit within three (3) Business Days after Buyer’s receipt of same.

(b)

Buyer, at Buyer's sole cost and expense (including costs of any bonds or other performance assurance relating thereto), shall enter into all agreements, tariffs and/or other documents set forth on Schedule 4.6(b) with the applicable LDC, System Operator, and Pipeline Administrator, in a manner that assures completion on or before the Closing Date.  Within three (3) Business Days after Buyer's issuance or receipt, as the case may be, Buyer shall provide copies to Seller of any written communication submitted to, and/or received from, an LDC, System Operator, and Pipeline with respect to such efforts.  Without limiting the generality of the foregoing, Buyer shall immediately notify Seller of any adverse action and/or other development with respect to such process.  Buyer shall notify Seller in writing of each successful completion of the process.

6.23

Sale of Storage Gas.

(a)

Simultaneously with the Closing, Buyer and Seller shall enter into transactions providing for the sale to Buyer of stored Gas owned by Seller at the applicable Storage Gas Location(s).  The transactions will be documented on applicable Gas Industry Standards Board forms, at the prevailing applicable market price in effect on the Closing Date.  The sale shall be priced in accordance with the applicable indices for such purpose as set forth on Schedule 6.23 for the actual quantity of gas in storage at 10:00 a.m. on the Closing Date.

(b)

Simultaneously and in connection with the Closing and in connection with the sale of the SENY Shares to Buyer, Buyer shall also acquire the stored Gas owned by SENY at the applicable Storage Gas Location(s).  Buyer shall pay Seller for the stored Gas owned by SENY at the prevailing applicable market price in effect on the Closing Date.  The sale shall be priced in accordance with the applicable indices for such purpose as set forth on Schedule 6.23 for the actual quantity of gas in storage at 10:00 a.m. on the Closing Date.  Buyer’s payment for such stored Gas will be treated as a dollar for dollar adjustment to the Purchase Price in Seller’s favor as provided in Section 2.2(c).

6.24

Agreement Not to Compete. For good and valuable consideration, Seller agrees that, except as otherwise provided in this Section 6.24, for a period commencing on the Closing Date and ending on the date which is sixty (60) months after the Closing Date (the “Non-Compete Term"), neither Seller nor its Affiliates (Seller and such Affiliates, herein, the "Restricted Persons") shall, without the prior written consent of Buyer, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise or by any other means) own, manage, operate, control, participate in, perform services for or otherwise carry on, in any material respect, any business or division or line of any business for the purpose of engaging in the deregulated retail commodity sale of natural gas or electricity to commercial, industrial or institutional customers in the Territory (a "Competitive Business"); provided, however, that:

(a)

any Restricted Person which is a regulated electric or gas utility may engage in any such activity if the following conditions have been satisfied (to the extent not waived by Buyer):

(i)

such activity is limited to the service territory of such Restricted Person;

(ii)

such Restricted Person shall not actively market or solicit the deregulated or competitive retail commodity sale of natural gas or electricity to commercial, industrial or institutional customers in connection with such activities; and

(iii)

such activity has been authorized by a Governmental Entity (including through legislative action and/or PUC decisions and/or orders) under a regulatory structure that permits such Restricted Person the opportunity to recover the economic effect thereof.

The Parties intend that the foregoing exception will allow Seller's regulated electric or gas utility Affiliates to engage in their regulated utility businesses, including the installation and operation of, and the sale of output from, applications at customer premises (including distributed resources), demand side management, and limited economic development “special” contracts within their respective service territories, but shall not be construed to allow such Affiliates to broadly engage in the deregulated or competitive retail commodity sale of natural gas or electricity to commercial, industrial or institutional customers.  If Buyer asserts in writing that any of Seller's regulated electric or gas utility Affiliates have engaged in the foregoing activities, but have not satisfied the foregoing conditions, then within thirty (30) days after Seller's receipt of such assertion, Seller shall have the right, but not the obligation, to pay to Buyer the Buy Out Amount (as calculated below), in which case (A) Seller's obligations under this Section 6.24 with respect to Seller's regulated electric or gas utility Affiliates shall be limited only to a prohibition that such regulated electric or gas utility Affiliates may not create a competitive subsidiary, division or other entity to engage in a Competitive Business, or contracting for or engaging any sales channels for such sales; and (B) such Buy Out will be deemed a simultaneous Buy Out pursuant to (b)(i)(A) below, effective as of the date of any subsequent merger or acquisition.  If Seller does not elect to make such payment of the Buy Out Amount pursuant to the foregoing, then Buyer shall have the right to pursue, and Seller shall have the right to dispute, any claim by Buyer for indemnification resulting from such assertion);

(b)

such prohibition shall not prevent any Restricted Person from merging with or acquiring or being acquired by a company whose business includes such a Competitive Business; provided that:

(i)

within thirty (30) days after the consummation of such business combination, Seller either shall (A) unless previously paid pursuant to Section 6.24(a) above, pay to Buyer the Buy Out Amount (as calculated below), in which case any and all of Seller's obligations under this Section 6.24 shall be extinguished without Liability or recourse whatsoever; or (B) advise Buyer in writing that the surviving entity intends to divest or cease to conduct such Competitive Business restricted under, and in accordance with, this Section 6.24(b);

(ii)

if Seller has notified Buyer under clause (i)(B) above that the surviving entity intends to divest or cease to conduct such Competitive Business, then on or before the expiration of the Divestiture Period, the surviving entity either shall divest such Competitive Business, or cease to conduct such Competitive Business (other than as necessary to perform, compromise or otherwise liquidate obligations outstanding and/or incurred before such cessation).  The "Divestiture Period" shall mean the period commencing on the date that Seller notifies Buyer under clause (i)(B) above and ends one hundred and eighty (180) days thereafter; provided that Seller shall have the right to request, and the Parties shall negotiate in good faith, an extension of such initial period based on the divestiture plan for such Competitive Business (including the marketing plan developed by any independent adviser retained by the surviving entity for such purpose); provided further that if one or more agreements for such divestiture have been executed during the Divestiture Period, but the parties thereto have not yet satisfied the conditions to closing thereunder, and/or if Buyer (and/or any of its Affiliates) is negotiating to acquire such Competitive Business, the Divestiture Period shall be extended to allow for the consummation of such transaction(s);

(iii)

during the Divestiture Period, the surviving entity shall not use the “Select” and/or "Northeast Utilities" name, mark or brand in soliciting the deregulated or competitive retail commodity sale of natural gas or electricity to commercial, industrial or institutional retail customers in connection with such Competitive Business; and

(iv)

such Competitive Business shall be conducted in the ordinary course during the Divestiture Period which shall not include the expansion of such Competitive Business into new states and/or the contribution of capital (financial or intellectual) to such Competitive Business (other than as reasonably necessary to preserve the value thereof in the divestiture process and/or to fulfill Liabilities in connection with the cessation process, as the case may be); and

(c)

the foregoing shall not prohibit Seller’s conduct of those portions of the Retail Business constituting the Excluded Assets (including those Administered Contracts for their stated term subject to the Administration Agreement) and Seller's satisfaction of the Excluded Liabilities, and shall not apply to that portion of Seller’s business as of the Agreement Date not related to the Retail Business.

The "Buy Out Amount" shall mean a lump sum payment equal to Three Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars ($333,333.00) multiplied by the number of full or partial months remaining in the Non-Compete Term.  For example, if such election occurs with twenty (20) months remaining in the Non-Compete Term, the Buy Out Amount would be Six Million Six Hundred Sixty Six Thousand Six Hundred Sixty Dollars ($6,666,660.00) (20 x $333,333.00 = $6,666,660.00).  Notwithstanding anything to the contrary in this Section 6.24, Seller shall have no obligation to pay the Buy Out Amount on more than one occasion.

ARTICLE VII

CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

7.1

Seller’s Closing Conditions.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Seller, of the following conditions (collectively, the “Seller’s Closing Conditions”):

(a)

Representations and Warranties True.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except with respect to representations and warranties that contain materiality qualifiers, which representations and warranties shall be true and correct in all respects as so qualified) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as aforesaid as of such specified date;

(b)

Covenants and Agreements Performed.  Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and all deliveries contemplated by Section 5.3 shall have been made;

(c)

Legal Proceedings.  No preliminary or permanent injunction or other order, decree, or ruling shall have been issued by a Governmental Entity and no proceeding for the purpose of obtaining a preliminary injunction shall have been commenced since the Agreement Date, and no statute, rule, regulation, or executive order shall have been promulgated or enacted by a Governmental Entity since the Agreement Date, in each case, which remains in effect on the Closing Date which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, the Administration Agreement or in the Ancillary Documents;

(d)

No Material Adverse Effect.  Between the Agreement Date and the Closing Date there shall not have occurred or arisen any Material Adverse Effect in relation to Buyer that Buyer has not cured that results in a right to terminate this Agreement;

(e)

Bankruptcy.  Buyer shall not be Bankrupt;

(f)

Regulatory Approvals.  All Seller Regulatory Approvals shall have been obtained;

(g)

Permits.  Buyer shall have procured all of the Permits set forth in Section 4.6(a) of the Buyer’s Disclosure Schedule, all of such Permits are in full force and effect, and there is no action or proceeding pending or threatened against Buyer or any of its Affiliates before any Governmental Entity directly concerning any of such Permits; and

(h)

Other Buyer Agreements.  Buyer shall have entered into all agreements, tariffs and/or other documents and shall have obtained any accounts as required by each LDC, LDC Pool, System Operator, and Pipeline Administrator as set forth in Section 4.6(b) of the Buyer’s Disclosure Schedule and otherwise satisfied any and all conditions of each of such Persons necessary for Buyer to perform its obligations under the Contracts and under the Administration Agreement, and there is no action or proceeding pending or threatened against Buyer or any of its Affiliates Buyer alleging any noncompliance with any Market Rules and Procedure, LDC Rules and natural gas pipeline tariffs applicable to the Contracts.

7.2

Buyer’s Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer, of the following conditions (collectively, the “Buyer’s Closing Conditions”):

(a)

Representations and Warranties True.  Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except with respect to representations and warranties that contain materiality qualifiers, which representations and warranties shall be true and correct in all respects as so qualified) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as aforesaid as of such specified date (in each case as may be modified pursuant to Section 6.14);

(b)

Covenants and Agreements Performed.  Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and all deliveries contemplated by Section 5.2 shall have been made;

(c)

Legal Proceedings.  No preliminary or permanent injunction or other order, decree, or ruling shall have been issued by a Governmental Entity and no proceeding for the purpose of obtaining a preliminary injunction shall have been commenced since the Agreement Date, and no statute, rule, regulation, or executive order shall have been promulgated or enacted by a Governmental Entity since the Agreement Date, in each case, which remains in effect on the Closing Date which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, the Administration Agreement or in the Ancillary Documents;

(d)

No Material Adverse Effect.  Between the Agreement Date and the Closing Date there shall not have occurred or arisen any Material Adverse Effect in relation to Seller that Seller has not cured that results in a right to terminate this Agreement;

(e)

Bankruptcy.  Neither Seller nor the Seller’s Guarantor shall be Bankrupt; and

(f)

Regulatory Approvals.  All Buyer Regulatory Approvals shall have been obtained.

7.3

Waiver of Closing Conditions.  Seller may, in its sole discretion, waive any of the Seller’s Closing Conditions, and Buyer may, in its sole discretion, waive any of the Buyer’s

Closing Conditions); provided that: (a) Seller shall waive Seller’s Closing Conditions under Sections 7.1(a), 7.1(b), 7.1(g) and 7.1(h) if the failure to satisfy any of such conditions does not preclude Buyer from performing its obligations under the Administration Agreement (including through the use of transitional services under Section 6.16) and such failure is not a result of fraud, willful misconduct or failure to comply with Applicable Laws; provided, further, that such waiver shall not affect Seller’s rights under the Administration Agreement and/or indemnification pursuant to Article IX; and (b) Buyer shall waive Buyer’s Closing Conditions under Sections 7.2(a) and 7.2(b) unless failure to satisfy such conditions is due to fraud, willful misconduct or failure to comply with Applicable Laws; provided that such waiver shall not prejudice Buyer’s right to claim indemnification pursuant to Article IX.

ARTICLE VIII

TERMINATION

8.1

Termination.  This Agreement may be terminated at any time prior to the Closing Date, solely as follows:

(a)

by mutual written consent of Seller and Buyer;

(b)

by Seller or by Buyer, if any representation or warranty contained in this Agreement is determined not true in some material respect as of the Agreement Date or not true in some material respect on the Closing Date (after giving effect to any applicable Schedule Updates and the cure provisions under Section 6.14), and such other Party fails to cure such misrepresentation within thirty (30) days after receipt of written notice thereof; provided if such misrepresentation is capable of cure and such other Party shall be pursuing such cure with due diligence, but such cure cannot be effected within such thirty (30) days, then such cure period shall be extended until the Closing Date; provided further that if the then scheduled Closing Date would occur during the foregoing initial cure period, or the foregoing extended cure period would expire in less than fifteen (15) days due to the then scheduled Closing Date, the scheduled Closing Date shall be extended to provide for an aggregate cure period of forty-five (45) days;

(c)

by Seller or by Buyer, if the other Party has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such other Party fails to cure such noncompliance within thirty (30) days after receipt of written notice thereof; provided if such noncompliance is capable of cure and such other Party shall be pursuing such cure with due diligence, but such cure cannot be effected within such thirty (30) days, then such cure period shall be extended until the Closing Date; provided further that if the then scheduled Closing Date would occur during the foregoing initial cure period, or the foregoing extended cure period would expire in less than fifteen (15) days due to the then scheduled Closing Date, the Closing Date shall be extended to provide for an aggregate cure period of forty-five (45) days; provided that, notwithstanding anything to the contrary in the foregoing, elsewhere in this Agreement, or under Applicable Law, neither Seller nor Buyer shall be entitled to any cure period with respect to such Party's failure to provide assurances in strict accordance with Section

2.2(d), and the other Party may immediately exercise any and all of its right and remedies, including under Section 8.3, upon such failure;

(d)

by Seller or Buyer, if a Governmental Entity has issued a final non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the Parties have used all their Commercially Reasonable Efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or

(e)

by either Party on August 1, 2006, if Closing has not occurred, provided that (i) such date shall be extended to give full effect to any applicable cure period (but in no event past July 31, 2006), and (ii) if the  Closing has not occurred due to a breach of the representations, warranties or obligations of the Party seeking termination, which breach has not been timely cured, then such Party may not terminate this Agreement pursuant to this Section 8.1(e).

Notwithstanding anything to the contrary in this Section 8.1, (A) the Buyer’s sole and exclusive remedy for any breach of Sections 3.2(c)(iv), 3.4, 3.5, 3.7, 3.9, 6.1, 6.3, 6.4, 6.7, 6.12 and 6.14 shall be indemnification pursuant to Article IX, and Buyer hereby waives any right to terminate this Agreement as a result of any such breach, other than a breach due to fraud, willful misconduct or failure to comply with Applicable Laws, and (B) if Buyer has breached Sections 4.6 and 6.22 and such breach does not preclude Buyer from performing its obligations under the Administration Agreement (including through the use of transitional services under Section 6.16), then the Seller will not exercise its right to terminate this Agreement as a result of any such breach, other than a breach due to fraud, willful misconduct or failure to comply with Applicable Laws; provided, however, the foregoing shall not affect Seller’s rights under the Administration Agreement.

8.2

Effect of Termination.

(a)

If this Agreement is terminated prior to the Closing pursuant to Section 8.1, then this Agreement will immediately become null and void, and there will be no Liability or obligation on the part of Seller or Buyer (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to fees and expenses in Section 6.2, cooperation regarding the transfer of certain responsibilities and obligations in Section 6.12, termination damages in Section 8.3, notices in Section 10.2, consent to venue and governing law in Section 10.4, confidentiality in Section 10.13, dispute resolution in Section 10.17, and this Section 8.2 will continue to apply following any such termination.

(b)

If this Agreement is terminated pursuant to Section 8.1, all filings, applications and other submissions made pursuant to this Agreement shall be withdrawn from the Person to which they were made.  In addition to the rights of the Parties set forth in Section 8.3, the Parties shall retain the right to pursue any other remedies, whether legal or equitable, following any such termination.

8.3

Termination Damages.

(a)

In the event that (i) Buyer repudiates this Agreement, or (ii) Seller terminates this Agreement pursuant to Sections 8.1(b) and/or 8.1(c) and Buyer failed to use its best efforts to cure the breach giving rise to such termination, then in either case Buyer shall pay to Seller by wire transfer of immediately available United States funds in accordance with Seller's instructions Twenty Million Dollars ($20,000,000.00).  In all other instances in which Seller terminates this Agreement pursuant to Sections 8.1(b) and/or 8.1(c), then Buyer shall pay to Seller by wire transfer of immediately available United States funds in accordance with Seller's instructions Three Million Dollars ($3,000,000.00).  Any  payment hereunder shall be made within three (3) Business Days after such repudiation or the effective date of such termination.  Buyer specifically acknowledges that Seller's termination of this Agreement due to a default by Buyer or Buyer’s repudiation of this Agreement will result in irreparable injury to Seller to the Retail Business, particularly its value and viability as a going concern, the full nature and extent of which cannot be reasonably ascertained at this time, but which are acknowledged by both Parties to be substantial; accordingly, Buyer shall pay the applicable foregoing sum under this Section 8.3(a) to Seller as liquidated damages as a mutually agreed and reasonable estimate of such injury to the Retail Business and not as a penalty.

(b)

In the event that Buyer terminates this Agreement pursuant to Sections 8.1(b) and/or 8.1(c), then Seller shall pay to Buyer by wire transfer of immediately available United States funds in accordance with Buyer's instructions Three Million Dollars ($3,000,000.00) which payment shall be made within three (3) Business Days after the effective date of such termination.  Seller specifically acknowledges that Buyer's termination of this Agreement due to a default by Seller will result in damages suffered by Buyer, the full nature and extent of which cannot be reasonably ascertained at this time, but which are acknowledged by both Parties to be substantial; accordingly, Seller shall pay the foregoing sum under this Section 8.3(b) to Buyer as liquidated damages as a mutually agreed and reasonable estimate of such damages of Buyer and not as a penalty.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1

Survival of Representations, Warranties and Covenants.

(a)

The respective representations and warranties of the Parties contained in this Agreement or in any certificate delivered at Closing pursuant to this Agreement shall terminate one (1) year after the Closing Date, except that the representations and warranties set forth (i) in Sections 3.1, 3.2 (other than Section 3.2(c)(iv)), 3.3, 3.7(e), (f) and (g), 3.8, 4.1, 4.2 (other than Section 4.2(c)(iv)) and 4.3 shall terminate three (3) years after the Closing Date, and (ii) in Section 3.9 shall survive for the applicable statutory periods and any extensions thereof.

(b)

The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive in accordance with their respective terms.

(c)

Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided within such specified period of survival may not be pursued.

9.2

Indemnification by Seller.  On and after the Closing, Seller shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Buyer, all of its Affiliates, its and their successors and permitted assignees, and all of its and their respective stockholders, trustees, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Damages incurred arising from, based upon, related to or associated with (a) the Excluded Assets or Excluded Liabilities; (b) the breach of, or failure to perform or satisfy, any of the representations, warranties and covenants of Seller set forth in this Agreement including the Ancillary Documents to which Seller is a party; and (c) any fraud or willful misconduct of Seller in connection with this Agreement, including the Ancillary Documents to which Seller is a party.  Notwithstanding anything to the contrary in the foregoing, the right of any Buyer Indemnified Party to assert or otherwise claim indemnification under this Section 9.2 shall irrevocably expire and terminate (i) with respect to indemnity obligations arising out of, and/or relating to, the performance of the Retail Sales Contracts  before the Closing Date, for each such Retail Sales Contract, on the first day of the sixth (6th) month after the expiration or termination of such Retail Sales Contract (without giving effect to any renewal and/or other extension thereof occurring after the Closing Date); (ii) with respect to indemnity obligations related to Section 2.2, until the entire Purchase Price is paid; and (iii) for all other indemnity obligations of whatever nature, the later of the survival period provided for in Section 9.1(a) above, or the first day of the sixth (6th) month after the Closing Date; provided that the foregoing termination of Seller's indemnity obligations shall not affect any claims asserted by any Buyer Indemnified Party before the applicable date of expiration or termination.

9.3

Indemnification by Buyer.  After the Closing, Buyer shall assume, be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Seller, all of its Affiliates, its and their successors and permitted assigns, and all of their respective stockholders, trustees, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Damages incurred arising from, based upon, related to or associated with (a) the Acquired Assets (for Damages accruing at or after the Closing Date) and the Assumed Liabilities; (b) the breach of, or failure to perform or satisfy any of the representations, warranties and covenants of Buyer set forth in this Agreement including the Ancillary Documents to which Buyer is a party, (c) Buyer’s use of the Marks; and (d) any fraud or willful misconduct of Buyer in connection with this Agreement, including the Ancillary Documents to which Buyer is a party.  Notwithstanding anything to the contrary in the foregoing, the right of any Seller Indemnified Party to assert or otherwise claim indemnification under this Section 9.3 shall irrevocably expire and terminate for each respective Contract on the first day of the sixth (6th) month after such Contract is fully performed or properly terminated in accordance with its terms; provided that the foregoing termination of

Buyer's indemnity obligations shall not affect any claims asserted by any Seller Indemnified Party before such date.

9.4

Limitations on Liability and Available Remedies.  Except with respect to the Administration Agreement entered into pursuant to this Agreement, which shall be subject to the indemnification, remedy and liability provisions set forth therein:

(a)

After the Closing, notice of any assertion by any Buyer Indemnified Party that Seller is liable to any Buyer Indemnified Party in connection with the transactions contemplated hereby pursuant to Section 9.2 must be made by Buyer in writing and must be given to Seller, on or prior to the time of expiration set forth in Section 9.2 above.  No claim for indemnification made after the applicable expiration time will be valid.

(b)

After the Closing, notice of any assertion by any Seller Indemnified Party that Buyer is liable to any Seller Indemnified Party pursuant to Section 9.3 in connection with the transactions contemplated hereby must be given to Buyer on or prior to the time of expiration set forth in Section 9.3 above.  No claim for indemnification made after the applicable expiration time will be valid.

(c)

Any notice provided under this Section 9.4 shall state the facts known to the asserting Party that give rise to such notice in sufficient detail to allow the other Party to evaluate the assertion.

(d)

None of the Seller Indemnified Parties or Buyer Indemnified Parties shall make any claim against an indemnifying party under this Article IX unless and until the aggregate amount of such claims against the indemnifying party exceeds Two Hundred and Fifty Thousand Dollars ($250,000) (the “Threshold”), whereupon a Seller Indemnified Party or Buyer Indemnified Party, as the case may be, may make claims under this Article IX for any and all claimed amounts.  Notwithstanding the foregoing, (i) Damages resulting from any of the following shall be excluded from the Threshold: (A) any claims related to the Excluded Liabilities under Section 2.1(d)(vii), and (B) any claims related to a breach of Section 3.7(g) other than with respect to SENY Contracts, and (ii) net Damages resulting from data errors (other than intentional errors) on any Schedules or Schedule Updates, including any inaccurate, incomplete and/or corrected data that affects the calculation of any MTM Adjustment, whether discovered before or after the Closing, shall not be the subject of a claim for indemnification by any Seller Indemnified Parties or Buyer Indemnified Parties unless and until the amount of any such claim for such Damages exceeds Five Million Dollars ($5,000,000) whereupon a Seller Indemnified Party or Buyer Indemnified Party, as the case may be, may make claims under this Article IX for any and all claimed amounts arising from such Damages.

(e)

The amount of any Damages for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement shall be reduced by any corresponding insurance proceeds received.  Indemnification payments payable pursuant to this Article IX shall not take into account, and shall not be increased to reflect, the Tax consequences to the indemnified party of the receipt of (or the right to receive) the indemnification payments.

(f)

Except as specifically provided in Section 8.3 with respect to termination damages and Section 9.5 with respect to third party claims, none of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any Damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees, suffered by such Party.  Except as specifically provided in Section 8.3 with respect to termination damages and Section 9.5 with respect to third party claims, Buyer on behalf of each of the Buyer Indemnified Parties and Seller on behalf of each of the Seller Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Party has advised the other Party of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy.

(g)

If the Closing occurs, except for remedies that are otherwise expressly provided for in this Agreement, the sole and exclusive remedy of each of the Buyer Indemnified Parties and the Seller Indemnified Parties as against Seller and Buyer, respectively, with respect to the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, shall be pursuant to the indemnification provisions of this Article IX.  Any and all (i) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (ii) other claims pursuant to or in connection with this Agreement, or (iii) other claims relating to the Acquired Assets and the purchase and sale thereof and the assumption of the Assumed Liabilities, in each case, of any Buyer Indemnified Parties against Seller and any Seller Indemnified Parties against Buyer, respectively, shall be subject to the provisions set forth in this Article IX.  Except for claims made pursuant to the indemnification provisions of this Article IX, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, shall be deemed to have waived, to the fullest extent permitted under Applicable Law, any right of contribution and any and all rights, claims and causes of action it may have against Seller or any of its Affiliates or Buyer or any of its Affiliates, respectively, arising under or based on any Applicable Law or otherwise, in each case relating to the transactions contemplated by this Agreement.  The Parties acknowledge and agree that this Article IX is intended to limit the Liabilities and remedies of the Parties (and the Buyer Indemnified Parties and the Seller Indemnified Parties) with respect to the transactions contemplated by this Agreement to and against each other, and that nothing in this Article IX is intended to waive or limit rights or obligations of any Party (or the Buyer Indemnified Parties and the Seller Indemnified Parties) as against third parties or rights of assertion with respect thereto.

(h)

No Person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of

Liability or legal proceeding that could materially prejudice or otherwise materially adversely affect the ability of the Party providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of Liability or legal proceeding without the prior written consent of the Party providing such indemnification, which consent shall not be unreasonably withheld.

(i)

Except as specifically otherwise provided for in Sections 8.3 and 10.13, each Party acknowledges that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim by any Seller Indemnified Parties against Buyer or by any Buyer Indemnified Parties against Seller arising in connection with or with respect to the transactions contemplated in this Agreement.  As the payment of money shall be adequate compensation as set forth above, except as otherwise specified herein, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

(j)

Each Person entitled to indemnification hereunder or otherwise to Damages in connection with the transactions contemplated in this Agreement shall use Commercially Reasonable Efforts to mitigate all Damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.

(k)

The indemnification, release and assumption provisions provided for in this Agreement shall be applicable whether or not the Damages in question arose solely or in part from the active, passive or concurrent negligence, strict liability or other fault (other than fraud or willful misconduct) of any indemnified party.

(l)

Neither Party shall have recourse whatsoever against any of the trustees, directors, officers,  employees or representatives of the other Party (including for such purposes, the trustees, directors, officers,  employees or representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, Buyer, on behalf of itself, its Affiliates and the Buyer Indemnified Parties, and Seller, on behalf of itself, its Affiliates and the Seller Indemnified Parties, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such trustees, directors, officers,  employees or representatives relating to any and all Damages suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement.

9.5

Third Party Claims Procedures.  Promptly after receipt by either Party of any third party claim or notice of the commencement of any third party action or administrative or legal proceeding or investigation against such Party or any of its Affiliates, its and their successors and permitted assigns, or any of their respective stockholders, trustees, directors, officers, employees, agents and representatives (collectively, the “Indemnified Person”) to which the indemnity provided for in this Article IX may apply, such Party shall notify the other Party (the “Indemnifying Party”) of such fact.  The Indemnifying Party shall have the right to assume the defense thereof with counsel designated by such Indemnifying Party and reasonably satisfactory to the Indemnified Person; provided, however, that if the defendants in any such action include both the Indemnified Person and the Indemnifying Party and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the Indemnifying Party, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons and in such event the Indemnifying Party shall pay the reasonable cost of such separate counsel; provided, further if the claim is one that cannot by its nature be defended solely by the Indemnifying Party, the Indemnified Person shall make available all information and assistance reasonably available and necessary for the defense of the third party action as the Indemnifying Party may reasonably request at the expense of the Indemnifying Party.  The Indemnified Person shall be entitled, at its expense, to participate in any action, suit or proceeding, the defense of which has been assumed by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume and control the defense of any such action, suit or proceedings if and to the extent that, in the opinion of the Indemnified Person and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability on the Indemnified Person or a conflict of interest between the Indemnified Person and the Indemnifying Party, and in such event the Indemnifying Party shall pay the reasonable expenses of the Indemnified Person in such defense.  The Indemnifying Party will not have the right to settle any such action, suit or proceeding without the consent of the Indemnified Person; provided, however, that any such settlement involving non-monetary obligations of the Indemnified Person, or otherwise having a direct effect upon its continuing operations shall be subject to the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed.

9.6

Waiver of Representations.

(a)

THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT, THE ADMINISTRATION AGREEMENT AND THE ANCILLARY DOCUMENTS TO WHICH SELLER IS A PARTY ARE EXCLUSIVE AND ARE IN LIEU OF, ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES OR THE STATUS OF EITHER OF THEM.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION, WARRANTY OR UNDERTAKING WHATSOEVER WITH RESPECT TO (i) THE INFORMATION MEMORANDUM ISSUED BY SELLER'S FINANCIAL ADVISOR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT; AND (ii) INFORMATION DISCLOSED TO BUYER IN CONNECTION WITH THE EFFORTS OF SELLER AND ITS ADVISORS TO SELL THE RETAIL BUSINESS, INCLUDING THE CONTENTS OF THE ELECTRONIC DATA ROOM MAINTAINED AS PART OF THE SALE PROCESS, OR AS DISTRIBUTED TO BUYER AS PART OF BUYER’S DUE DILIGENCE.

(b)

EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE ADMINISTRATION AGREEMENT AND THE ANCILLARY DOCUMENTS TO

WHICH SELLER IS A PARTY, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY OF SELLER AND ITS AFFILIATES FOR, (i) ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY (INCLUDING ANY WARRANTIES UNDER THE UNIFORM COMMERCIAL CODE), AND (ii) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING ANY OPINION, INFORMATION, ADVICE, FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE RETAIL BUSINESS OR THE CONTRACTS, INCLUDING PROJECTIONS REGARDING THE RETAIL LOAD SERVED BY  SELLER OR SENY UNDER THE RETAIL SERVICE CONTRACTS AND SENY CONTRACTS, IN EACH CASE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, SENY, OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE, AND (iii) ANY OTHER INFORMATION WHETHER PUBLICLY AVAILABLE OR DEVELOPED PRIVATELY AND OBTAINED BY BUYER, IN EACH CASE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, THE ADMINISTRATION AGREEMENT OR THE ANCILLARY DOCUMENTS.  EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN THIS AGREEMENT, THE ADMINISTRATION AGREEMENT AND THE ANCILLARY DOCUMENTS TO WHICH BUYER IS A PARTY, BUYER EXPRESSLY DISCLAIMS AND NEGATES, AND SELLER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY OF BUYER AND ITS AFFILIATES FOR, (A) ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AND (B) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO SELLER, INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF BUYER, OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE, IN EACH CASE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR THE ADMINISTRATION AGREEMENT.

(c)

WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED BY OR ON BEHALF OF SELLER OR SENY TO BUYER, OR OTHER PUBLIC OR PRIVATE INFORMATION OBTAINED BY BUYER, BUYER ACKNOWLEDGES AND AGREES BY ITS EXECUTION OF THIS AGREEMENT THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES; (B) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF ALL SUCH PROJECTIONS AND FORECASTS SO FURNISHED TO IT OR OTHER PUBLIC OR PRIVATE INFORMATION OBTAINED BY BUYER; AND (C) BUYER SHALL HAVE NO CLAIM AGAINST ANY OF SELLER, SENY AND/OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, TRUSTEES, STOCKHOLDERS, AFFILIATES OR REPRESENTATIVES WITH RESPECT TO

SUCH PROJECTIONS OR FORECASTS OR SUCH OTHER PUBLIC OR PRIVATE INFORMATION.

(d)

EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE ADMINISTRATION AGREEMENT AND THE ANCILLARY DOCUMENTS TO WHICH SELLER IS A PARTY, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY ACQUIRED ASSET OR ANY PART THEREOF.

(e)

 EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT THE CONTRACTS DO NOT INCLUDE SUFFICIENT SOURCING AGREEMENTS TO PROVIDE FOR THE PROVISION OF GAS OR POWER UNDER ALL OF THE RETAIL SERVICE CONTRACTS AND SENY CONTRACTS FOR THE PROVISION OF RETAIL GAS AND POWER, AND THAT SUCH SHORTAGE IS REFLECTED IN THE PURCHASE PRICE.  BUYER FURTHER ACKNOWLEDGES THAT IT HAS ASSUMED ANY RISKS ASSOCIATED WITH CHANGES IN THE MARKET FOR GAS AND POWER THAT MAY OCCUR BETWEEN THE AGREEMENT DATE AND THE CLOSING DATE.

ARTICLE X

MISCELLANEOUS

10.1

Setoff Rights and Limitations.  Except as provided in the next sentence, neither Party shall have the right to setoff, net, off-set, or otherwise combine accounts or obligations

Owed to the other Party under any other agreement(s), instrument(s) or undertaking(s), against any amounts Owed by such Party to the other Party under this Agreement or the Administration Agreement.  Each Party shall have the right to setoff, net, off-set or otherwise combine amounts Owed after the Closing Date to the other Party under this Agreement or the Administration Agreement against any amounts Owed by such other Party under this Agreement and in the Administration Agreement.  For purposes of this Section 10.1, “Owed” shall mean any amounts owed or otherwise accrued and payable (regardless of whether such amounts have been or could be invoiced), except for amounts disputed in good faith, as of the applicable date of determination and regardless of whether arising prior to or after the Agreement Date.  Each Party represents and acknowledges that the prohibition set forth in this Section 10.1 is an integral part of this Agreement and the Administration Agreement and that without such prohibition the Parties would not be willing to enter into this Agreement or the Administration Agreement.

10.2

Notice.  All notices, requests, statements or payments shall be made as specified below.  All notices are required to be in writing and shall be delivered by letter, facsimile or other documentary form.  Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of the Business Day in which case it shall be deemed received at the close of the next Business Day).  Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent.  Notice by registered or certified mail, postage prepaid, return receipt requested shall be deemed to have been received five (5) Business Days after it was sent.  A Party may change its addresses by providing notice of same in accordance herewith.  Notices shall be sent as follows:

If to Seller, to:

Select Energy, Inc.
107 Selden Street
Berlin, CT 06037-1616

Phone: (860) 665-2702
Fax: (860) 665-2017
Attn: President

With a copy to:

Northeast Utilities Service Company
107 Selden Street
Berlin, CT 06037-1616

Phone: (860) 665-3181
Fax: (860) 665-5504
Attn: General Counsel

If to Buyer, addressed to:

Amerada Hess Corporation
One Hess Plaza
Woodbridge, NJ 07095

Phone: (732) 750-6650
Fax: (732) 750-6670
Attn: Senior Vice President, Energy Marketing

With a copy to:

Amerada Hess Corporation
One Hess Plaza
Woodbridge, NJ 07095

Phone: (732) 750-7123
Fax: (732) 750-6944
Attn: Associate General Counsel, Marketing and Refining

10.3

No Third Party Beneficiaries.  Nothing in this Agreement or any Schedules will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a third-party beneficiary contract.  As used in this Section 10.3, the term “third party” does not include Affiliates of the Parties.

10.4

Governing Law.  This Agreement and the rights and duties of the Parties hereunder will be governed by and construed, enforced and performed in accordance with the law of the State of New York, without giving effect to principles of conflicts of laws.

10.5

Entire Agreement.  This Agreement, the Administration Agreement and the Ancillary Documents and documents incorporated by reference herein, including the Exhibits and Schedules and the Confidentiality Agreement, contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein or therein; provided that Buyer's undertakings under the Confidentiality Agreement relating to the Acquired Assets shall terminate on the Closing Date.

10.6

Waiver.  No waiver by any Party of any covenant, condition or of default by the other Party in the performance of any of the provisions of this Agreement will be construed as a waiver of any other covenant, condition or default hereunder whether of a like kind or different nature.

10.7

Amendments and Extensions.  No amendment, modification or change to this Agreement will be enforceable unless reduced to writing and executed by duly authorized representatives of both Parties or, in the case of a waiver or consent, by the Party waiving compliance or giving consent.  The Parties expressly agree that any dates, deadlines and time periods recited herein are subject to extension by mutual written agreement of the Parties.

10.8

Severability.  If any provision hereof is declared or rendered unlawful by any Governmental Entity with jurisdiction over the Parties, or deemed unlawful due to a statutory change, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with a view to effecting, to the extent possible, the original purpose and intent of this Agreement, and the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10.9

Counterparts; Facsimile Signatures.  This Agreement may be executed in several counterparts, including through facsimile signatures, each of which is an original and all of which constitute one and the same agreement.

10.10

Joint Negotiation and Drafting.  This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submission or other event of negotiation, drafting or execution hereof.  The captions for the Articles and Sections contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms of this Agreement.

10.11

Assignment and Binding Effect.  Neither Party may assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Seller may assign this Agreement to an Affiliate so long as the Seller Guaranty continues for the benefit of Buyer and is not extinguished.  Assignments or transfers not in compliance with this Section 10.11 shall be void ab initio.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.12

Interpretation.  In this Agreement, words importing the singular include the plural and vice versa.  Except where otherwise expressly provided or unless the context otherwise necessarily requires: (a) reference to Applicable Law shall mean such Applicable Law in effect as amended or modified as of the date on which the reference is made, or performance and/or compliance is required; (b) reference to a given agreement or instrument is a reference to that agreement or instrument as originally executed, and as modified, amended, supplemented and restated through the date as of which reference is made to that agreement or instrument or performance is required under that agreement or instrument; (c) "includes", "including" or any other variant thereof means "including, without limitation,"; (d) the phrase "and/or" shall be deemed to mean the words both preceding and following such phrase, or either of them; (e) reference to a Person includes its heirs, executors, administrators, successors and permitted assigns; (f) unless otherwise indicated, whenever this Agreement refers to a number of days, such number shall refer to calendar days; and (g) any pronoun includes the corresponding masculine, feminine or neuter forms.  The words "will" and "shall" are used interchangeably throughout this Agreement; the use of either connotes a mandatory requirement; and the use of one or the other will not mean a different degree of right or obligation for either Party.

10.13

Confidentiality.

(a)

Unless otherwise agreed by the Parties, the specific terms of this Agreement (including the Purchase Price), the Administration Agreement (including the Administration Fee) and the Ancillary Documents shall not be disclosed to any Person not employed or retained by such Party, except that such information may be disclosed to:

(i)

any of the receiving Party’s or such Party’s Affiliates’, directors, trustees, officers, employees and agents and advisors (collectively, its “Representatives”) who require access to such information in connection with this Agreement or the transactions contemplated hereby or for the conduct of the receiving Party’s ordinary course of business.  Each of the Parties agree that any of its Representatives to whom such information is disclosed will be informed of the confidential or proprietary nature thereof and of the receiving Party’s obligations under this Agreement and that each Party shall be responsible for any use or disclosure of such information by any of its Representatives; and

(ii)

as may be required or appropriate in response to any summons, subpoena, request from a Governmental Entity, or otherwise in connection with any litigation or arbitration, or to comply with any Applicable Law, including a regulatory request or requirement, or accounting disclosure rule or standard (hereafter, a “Required Disclosure”).  A Party seeking to disclose information as a Required Disclosure shall, to the extent practical or permissible, notify the other Party prior to making such disclosure in order to permit the other Party an opportunity to seek an appropriate protective order or grant a waiver of compliance with the provisions of this Agreement; provided that Buyer acknowledges that Seller and its Affiliates shall disclose the transactions contemplated under this Agreement in compliance with Applicable Laws pertaining to securities issued by the Seller Guarantor, and Buyer hereby irrevocably consents to such disclosure only to the extent that such disclosure is required by Applicable Law.  Notwithstanding the foregoing, either Party will be permitted to disclose such information or any portion thereof without notice to the other Party upon the request of any Governmental Entity having or claiming to have authority to regulate or oversee any aspect of such Party’s business or that of its Affiliates, provided that the Party disclosing such information uses reasonable efforts to advise such Governmental Entity of the confidential nature of such information and request confidential treatment (if available) for such information.

(b)

Nothing in this Section 10.13 shall restrict (i) either Party from pursuing and obtaining all regulatory approvals required to consummate the transactions contemplated under this Agreement; provided that that the Party disclosing information uses reasonable efforts to advise the applicable Governmental Entity of the confidential nature of such information and request confidential treatment (if available) for such information Buyer; (ii) the issuance of notices to Customers as contemplated by Section 6.19; and (iii) the ability of either Party to perform its respective obligations under the Administration Agreement; provided that if such performance requires the disclosure of all or a portion of any documents, including the Administration Agreement, the Party seeking to disclose such documentation shall redact the same to the fullest extent possible.

(c)

The Parties acknowledge that the disclosing Party would not have an adequate remedy under Applicable Law and would be irreparably harmed if the recipient breached this Section 10.13; accordingly, without prejudice to the rights and remedies otherwise available, the disclosing Party shall be entitled to equitable relief by way of injunction to prevent breaches of this Section 10.13 by the receiving Party or any other recipients of such confidential information.

(d)

Notwithstanding the foregoing, each Party (and each Representative of such Party for so long as they remain a Representative) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other analyses) that are provided to such Party relating to such Tax treatment or Tax structure.  Nothing in this Agreement or any other agreement between the Parties, express or implied, shall be construed as limiting in any way the ability of either Party to consult with any Tax advisor (including a Tax advisor independent from all other entities involved in the transaction contemplated by this Agreement) regarding the Tax treatment or Tax structure of the transaction contemplated by this Agreement.

10.14

Waiver of Jury Trial.  Each Party hereby irrevocably waives, to the fullest extent permitted by law, any and all right to a trial by jury in any action, suit or other legal proceeding based on, arising out of or relating to this Agreement or the transactions contemplated herein.

10.15

Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.16

Good Faith Covenant.  The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

10.17

Dispute Resolution.

(a)

Negotiation between Executives.  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the person(s) with direct responsibility for administration of this Agreement.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Such notice shall include: (i) a statement of that Party’s position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive.  Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with: (A) a statement of that Party’s position and a summary of arguments supporting that position; and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)

Mediation.  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days following delivery of such notice, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure; provided, however, that if one Party fails to participate as provided herein, the other Party can initiate mediation prior to the expiration of the forty-five (45) days.  Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.  The place of mediation shall be in a neutral location agreed to by the Parties.

(c)

Arbitration.  If the dispute has not been resolved by mediation within ninety (90) days of the initiation of such procedure, such dispute shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator, for disputes involving amounts in the aggregate under Three Million Dollars ($3,000,000), or three (3) arbitrators, for disputes involving amounts in the aggregate equal to or greater than Three Million Dollars ($3,000,000), of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in Rule 5.4, with the third arbitrator selected pursuant to CPR Rules 5 and 6; provided, however, that if either Party will not participate in a non-binding procedure, the other may initiate arbitration before expiration of the above period.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Hartford, Connecticut.

(d)

Powers of Arbitrators.  The arbitrator(s) are not empowered to award damages in excess of compensatory damages (including liquidated damages specified in Section 8.3) and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.  All costs of the arbitration shall be paid equally by the Parties, unless the award shall specify a different division of the costs.  Each Party shall be responsible for its own expenses, including attorneys’ fees.

(e)

Compelled Arbitration.  The Parties shall proceed in good faith to conclude the arbitration proceeding as quickly as reasonably possible.  If a Party refuses to participate in an arbitration proceeding as required by this Agreement, the other Party may petition any Governmental Entity having proper jurisdiction for an order directing the refusing

Party to participate in the arbitration proceeding.  All costs and expenses incurred by the petitioning Party in enforcing such participation will be paid by the refusing Party.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Agreement Date.

SELLER:

SELECT ENERGY, INC.

By: /s/ William J. Quinlan Name: William J. Quinlan Title: Chief Operating Officer

BUYER:

AMERADA HESS CORPORATION

By: /s/ John A. Gartman Name: John A. Gartman Title: Senior Vice-President - Energy Marketing